UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NEWSTAR FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 12, 2010

The 2010 annual meeting of the stockholders of NewStar Financial, Inc., a Delaware corporation, will be held at the offices of Edwards Angell Palmer & Dodge LLP at 111 Huntington Avenue, 20th floor, Boston Massachusetts, on May 12, 2010 at 10:00 a.m. local time for the following purposes:

1.	To elect nine (9) directors to serve until the 2011 annual meeting of stockholders;

2.	To consider and approve a proposal to amend the Company’s Amended and Restated 2006 Incentive Plan, primarily to increase to the number of shares available for awards under the Plan from 6,900,000 to 11,650,000;

3.	To consider and approve the proposal to grant the Board of Directors the discretionary authority to effect a reverse stock split;

4.	To ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 5, 2010 will be entitled to vote at the annual meeting or at any adjournment.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Robert K. Brown

Secretary

Dated: April 12, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 12, 2010.

This proxy statement and our annual report to security holders are available at www.rrdezproxy.com/2010/NewStarFinancial.

PROXY STATEMENT

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GENERAL INFORMATION ABOUT VOTING

The Board of Directors of NewStar Financial, Inc. (“NewStar” or the “Company”) is soliciting your proxy for use at the 2010 annual meeting of stockholders to be held on Wednesday May 12, 2010 and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are first being sent or given to stockholders of NewStar on or about April 12, 2010.

Who can vote. You may vote your shares of NewStar common stock at the annual meeting if you were a stockholder of record at the close of business on April 5, 2010. On that date, there were 49,850,083 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

How to vote your shares. You may vote your shares either by proxy or by attending the meeting and voting in person. If you choose to vote by proxy, please complete, date, sign and return the proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your votes should be cast, the proxies will vote your shares in favor of the proposal described in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank to vote your shares in person.

Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting will be:

1.	To elect nine (9) directors to serve until the 2011 annual meeting of stockholders;

2.	To consider and approve a proposal to amend the Company’s Amended and Restated 2006 Incentive Plan, primarily to increase to the number of shares available for awards under the Plan from 6,900,000 to 11,650,000;

3.	To consider and approve the proposal to grant the Board of Directors the discretionary authority to effect a reverse stock split;

4.	To ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Quorum. A quorum of stockholders is required to transact business at the meeting. A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

Number of votes required. The required vote for each of the proposals for consideration at the annual meeting is as follows:

Proposal	Number of votes required

Proposal 1	Each director nominee must receive a plurality of the votes cast to be reelected.

Proposal 2	The equity plan amendment must receive the affirmative vote of a majority of the total votes cast, present or represented by proxy, to be approved.

Proposal 3	The reverse stock split proposal must receive the affirmative vote of a majority of the Company’s outstanding shares of common stock, present or represented by proxy, to be approved.

Proposal 4	The ratification of auditors must receive the affirmative vote of a majority of the Company’s outstanding shares of common stock, present or represented by proxy, to be approved.

Abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining a quorum for the transaction of business at the annual meeting. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the broker’s customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions on certain matters, and the broker is barred by law or the broker regulations of the New York Stock Exchange from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. The impact of abstentions and broker non-votes on the proposals scheduled to be presented at the meeting is as follows:

Proposal	Impact of Abstentions and Broker Non-Votes

Proposal 1	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the election of each director.

Proposal 2	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the proposal to amend the equity plan.

Proposal 3	Abstentions and broker non-votes will not be treated as votes cast, however since the reverse stock split proposal requires the affirmative vote of a majority of stock outstanding, they will have the effect of a vote against the proposal.

Proposal 4	Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the proposal to ratify the appointment of KPMG as independent auditors.

Discretionary voting by proxies on other matters. We do not know of any other proposals, other than the proposals described above, that may be presented at the 2010 annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke the authority granted by your executed proxy card at any time before we exercise it by either (i) filing by 5:00 p.m. Eastern Daylight Time the business day prior to the annual meeting with our Corporate Secretary, Robert K. Brown, a written revocation or a duly executed proxy card bearing a later date, or (ii) by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable fees and expenses if such a firm is retained.

Householding of Annual Meeting Materials. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, MA 02116, Attn: Corporate Secretary, telephone: (617) 848-2500. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number. Our annual report is also available on our website at www.newstarfin.com.

No Appraisal Rights. There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

CORPORATE GOVERNANCE

NewStar Financial is committed to sound corporate governance practices that support the high standard the Company has established for the way in which its employees, officers and directors pursue the Company’s business objectives. It is the duty of the Board of Directors to serve as a prudent fiduciary for shareholders and to oversee the management of the Company’s business. To fulfill its responsibilities, the Board of Directors follows the procedures and standards that are set forth in the guidelines below.

Corporate Governance Guidelines

Our corporate governance practices are documented in the Corporate Governance Guidelines and Principles that are adopted by the Board of Directors and that are updated from time to time as recommended by the Company’s Nominating and Governance Committee. Other corporate governance practices may be found in the charters of the various committees of the NewStar Board of Directors which are posted on our website at www.newstarfin.com.

Board Leadership Structure

Chairman of the Board

The primary duty of the Chairman is to preside over meetings of the Board of Directors. The Chairman also establishes the agenda for Board meetings, designates members of management to be present at Board meetings, and is consulted regarding members of management who are present at Board committee meetings. The Chairman has the authority to call regular and special meetings of the Board and is consulted regarding nominees for the Board and the composition and chairmanship of Board committees.

Timothy J. Conway serves as both our Chairman and CEO. The Company does not have a stated policy with respect to the separation of the positions of Chairman and CEO. As the original founder of the Company, and the individual ultimately responsible for the implementation of the Company’s strategy and day-to-day operations, the Board believes that Mr. Conway’s detailed knowledge of the business and industry in which we operate makes him the director best qualified to act as Chairman of the Board.

Lead Director

The primary role of the lead director is to provide independent leadership to the Board in circumstances where the joint roles of Chairman and CEO could potentially be in conflict and to ensure that the Board operates independently of management. Among other things, the lead director acts as a liaison between the Chairman and the other directors and has the authority to call special meetings of the independent directors and to convene executive sessions of the independent directors during regularly scheduled Board meeting. Richard E. Thornburgh currently serves as our independent lead director. The lead director does not serve for a specified term and may be replaced if and when the Board determines that such a change is warranted.

Board and Director Independence

The Board of Directors has determined that all our directors, other than Messrs. Conway and Schmidt-Fellner, are independent under the criteria established by Nasdaq, and that all the members of the Audit Committee also meet the additional independence requirements of the Securities and Exchange Commission. None of these directors have a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors held five meetings during 2009. Independent directors regularly meet in executive session in which only independent directors are present. During 2009, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director served. All Board members who are up for reelection at the annual meeting of stockholders are expected to attend the annual meeting of stockholders, subject to special circumstances. Each member of our Board of Directors attended our 2009 annual meeting.

Board Risk Oversight

As part of their oversight functions, the Board of Directors generally oversees the Company’s risk management policies and programs, and allocates certain specific responsibilities to various committees, consistent with the substantive scope of each Committee’s charter. As described below, the Risk Policy Committee is primarily responsible for monitoring our credit risk.

Board Committees

The Board has standing Audit, Compensation, Nominating and Corporate Governance and Risk Policy Committees. The Company has adopted a formal charter for each of the Board committees listed above, which sets forth that committee’s duties and responsibilities. These committee charters are available in the Corporate Governance section of the Company’s website at www.newstarfin.com. The role of each Committee in assisting the Board in fulfilling its fiduciary responsibilities to shareholders is described below.

The following table depicts the current composition of our Board Committees:

Risk Policy Committee

The Risk Policy Committee, established following our initial public offering in 2006, reports to and assists the Board of Directors in overseeing and reviewing information regarding our liquidity, capital and credit risk management framework, including the significant policies, procedures and practices employed to manage these risks. Its members are Messrs. Thornburgh (Chair), Conway and Bralver. The Committee met three times in 2009 and is charged with assisting the Board with its oversight of the Company’s credit practices and procedures; monitoring the performance of the Company’s portfolio from a credit perspective; reviewing recommendations of management; and considering, evaluating and approving on behalf of the Board, specified lending transactions above the hold limits established by the Committee as a ceiling on the approval authority of management’s credit committee. In addition, the Committee retains the ability to authorize management to develop and implement any additional policies relating to risk assessment and risk management.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and reviewing individuals qualified to serve as directors and recommending candidates for election to the Board and in developing and overseeing implementation of our corporate governance. The Committee was established following our initial public offering at the end of 2006. Its members are Ms. O’Hara (Chair) and Messrs. Brooker and Cooper. In 2009 the Nominating and Corporate Governance Committee met two times.

The Nominating and Corporate Governance Committee will seek new nominees for election to the Board, when necessary, through a variety of channels, including the engagement of director search firms and less formal recommendations through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee’s determination of the Board composition needs at the time a particular search is initiated.

The Nominating and Corporate Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder or identified through the Committee’s own search processes, about whom it is provided appropriate information. The Committee will determine whether the particular nomination would be consistent with our governance policies and criteria, including without limitation the following: the candidate’s current level of, and on-going commitment to, education regarding the responsibilities of a member of a Board of Directors; whether the candidate has the time available to commit to responsibilities as a member of the Board; and the existence of any financial relationship with the Company other than that arising as an employee, as a Board member and/or as a stockholder.

If a candidate is presented to the Nominating and Corporate Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. While the Committee does not have a formal policy for considering diversity in identifying nominees, it seeks individuals who represent a range of relevant experiences and considers the impact each nominee would have in increasing the diversity of perspectives, expertise, background and skills of the Board. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the stockholders of the Company. More generally, the Committee will consider a candidate’s skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company’s business. Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the Securities and Exchange Commission, the Nasdaq Global Market listing standards, and the Internal Revenue Code regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Corporate Governance Committees.

In order to recommend a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must provide the Committee with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Such information should be sent to the Nominating and Corporate Governance Committee of NewStar Financial, Inc., 500 Boylston Street, Boston, MA 02116, Attn: Corporate Secretary. In addition to the above, the Committee may request further information, in its discretion.

On March 11, 2010 the Company received from Capital Z Partners III, L.P. their nomination of Bradley E. Cooper as a director pursuant to the nomination rights that the Company had previously granted to Capital Z Partners III, L.P. The Committee has nominated Mr. Cooper for reelection as a director.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, our accounting policies, disclosure controls and procedures and internal accounting and financial controls, and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without management present) to discuss the financial statements, our financial reporting policies and procedures, and our internal control over financial reporting. The Committee reports on such matters to our Board. The Committee reviews the performance of the independent registered public accounting firm in the annual financial statement audit and assesses the independence of the registered public accounting firm. The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent registered public accounting firm.

The Audit Committee operates under a written charter, which is available on our website at www.newstarfin.com. It has adopted procedures for the handling of complaints regarding accounting, internal controls and auditing matters. The Audit Committee consists of Messrs. Noonan (Chair), and Fallon and Ms. O’Hara. Mr. Noonan and Ms. O’Hara each qualify as an audit committee financial expert, as defined in Securities and Exchange Commission rules. The Audit Committee met four times during 2009.

Independent Registered Public Accountants’ Fees and Other Matters

Upon the recommendation of the Audit Committee, the Board of Directors appointed the independent registered public accounting firm of KPMG LLP as independent auditor to conduct the annual audit of our financial statements for 2009. KPMG LLP is an internationally recognized independent registered public accounting firm that has audited the Company’s financial statements since the Company’s inception in 2004. Representatives of KPMG LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP were as follows:

	2009	2008
Audit Fees	$1,060,000	$1,182,000
Audit Related Fees	$—	$—
Tax Fees	$163,700	$137,000
All Other Fees	$—	$—
Total Fees	$1,223,700	$1,319,000

Our Audit Committee must pre-approve all audit-related and non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor’s independence. Certain types of services may not be performed by the independent auditor at all, as they are inconsistent with independence. Any such approval must be given by the Audit Committee or by any member or members to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Taking into consideration these fees and services, KPMG LLP has informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of KPMG LLP.

2009 Audit Committee Report

The Committee reviewed and discussed the audited consolidated financial statements for 2009 with management and with KPMG LLP. In this process, the Committee met with KPMG LLP, with and without management present, to discuss the results of their examinations, our critical accounting policies and the overall quality of our financial reporting, as well as our internal control over financial reporting.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee discussed with the independent auditors their independence from us and our management, including the matters in the letter and written disclosures received from KPMG LLP as required by applicable requirements of the Public Company Oversight Board. The Audit Committee also considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the independent auditors’ independence.

Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of KPMG LLP’s report to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Frank R. Noonan, Chair

Brian L.P. Fallon

Maureen P. O’Hara

Compensation Committee

The Compensation Committee establishes our compensation philosophy and assists the Board in overseeing our compensation policies and practices. The Compensation Committee consists solely of independent directors. The Committee determines and approves the compensation of our executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees, and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executive officers’ performance against those goals and objectives at least annually, approving all grants of awards, including the award of shares or share options, under our equity incentive plan, and reviewing the form and amount of director compensation at least annually. The Compensation Committee operates under a written charter, which is available on our website at www.newstarfin.com.

Until May 13, 2009, the Compensation Committee consisted of Messrs. Noonan (Chair), Brooker, Cooper and Fallon. On May 13, 2009 Brian L.P. Fallon was appointed to serve as Chair of the Compensation Committee. Since that time, the Committee has consisted of Brian L.P. Fallon (Chair), Kimball T. Brooker Jr., Bradley E. Cooper and Frank R. Noonan. The Compensation Committee met six times during 2009.

The Compensation Committee meets early each year to establish the goals and targets applicable to the executive officers’ annual incentive compensation for the current year, as well as to determine the results for the year that has just ended. Other compensation decisions are made throughout the year, as circumstances warrant. The Committee may delegate to executive officers of the Company the power to make certain awards under the 2006 Incentive Plan other than to directors and executive officers and all determinations under the 2006 Incentive Plan with respect thereto, provided that the Committee fixes the maximum amount of such awards for all such recipients and a maximum for any one recipient. For further information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” below.

To support its decision-making processes, the Compensation Committee may engage an independent compensation consultant with respect to the structure and competitiveness of the Company’s executive compensation programs, as well as the programs’ consistency with the Company’s executive compensation philosophy. The Committee has engaged Towers Perrin to assist in the development of our compensation programs. The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee. At the request of the Committee, management will make specific proposals to the Committee regarding compensation for executive officers. Management works with the Committee’s outside consultant to ensure that the consultant has access to the appropriate information to enable the consultant to complete its analyses for the Committee. Management ensures that the consultant’s invoices are paid from Company funds. Members of management, including the Chief Executive Officer and Head of Human Resources, participate in Compensation Committee meetings as requested by the Committee to present and discuss the material. All decisions on executive compensation are made by the Compensation Committee in executive session without management present. Management’s role in setting 2009 compensation is described in more detail in the “Compensation Discussion & Analysis” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves on the compensation committee or board of directors of any other company of which any of our directors is an executive officer.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. This code sets forth written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in our other public communications; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the code to an appropriate person or persons; and accountability for adherence to the code. The text of this code of ethics is posted on our website at www.newstarfin.com in the Investor Relations section under the Corporate Governance sub-section under the heading “Committees and Charters”, where we may also disclose any amendments to and waivers of the code. At the same location, we have also posted our Code of Business Conduct and ethics, which applies to all our employees and directors.

Certain Relationships and Transactions

The governance rules of the NASDAQ Global Market require us to conduct an appropriate review of any transactions and relationships with the Company in which any of the following have a direct or indirect material interest: any of our directors or executive officers, any nominee for director, and any of the members of their immediate families. Since our initial public offering, the Audit Committee of our Board of Directors has had the responsibility of reviewing and approving any such related person transactions and relationships.

Our Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee will review all such transactions and relationships of which it has knowledge and will approve or ratify those it considers appropriate. Transactions that are determined to be directly or indirectly material to the Company or a related person will be disclosed in our proxy statement. In the course of its review of a disclosable related person transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, including, without limitation, the amount and type of transaction, the importance of the transaction to the related person, the importance of the transaction to the Company, whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company, and any other matters the Committee deems appropriate. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, although such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

During 2006, the Company made a loan in the aggregate amount of $16.0 million based on market terms to Advantage Business Media LLC, a company whose Board of Directors includes Blair Schmidt-Fellner, the brother of Peter Schmidt-Fellner, our Chief Investment Officer and member of our Board of Directors. At December 31, 2009, the loan balance outstanding and amount of committed funds were $9.8 million and $11.1 million, respectively. The largest aggregate amount of principal outstanding under this loan during 2009 was $9.85 million. The interest rate on the loan is 7.75%, and Advantage Business Media LLC paid $356,250 in aggregate principal payments and $955,402 in aggregate interest payments during 2009.

Pursuant to an Investment Management Agreement dated August 3, 2005, the Company serves as investment manager of the NewStar Credit Opportunities Fund, Ltd. (the “Fund”), a Cayman Islands exempted company limited by shares incorporated under the provisions of The Companies Law of the Cayman Islands. The Fund pays the Company a management fee, payable monthly in arrears, based on the carrying value of the total gross assets attributable to the applicable series of each class of shares at the end of each month. For the years ended December 31, 2009, 2008, 2007 and 2006 and for the period August 22, 2005 through December 31, 2005, the Fund paid the Company asset management fees of $2.9 million, $6.3 million, $5.3 million, $1.4 million and $.02 million, respectively. The decrease in the management fee from 2008 to 2009 was primarily due to a decline in the performance of the Fund.

All of the foregoing relationships and transactions were approved by the Audit Committee of our Board of Directors.

Stockholder Communications to the Directors

Security holders may communicate with the NewStar Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of the Corporate Secretary, NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, MA 02116. All communications from security holders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

SHARES HELD BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the amount of our Common Stock beneficially owned as of March 15, 2010 by (i) each person or group who is known by us to own beneficially more than 5% of our Common Stock, (ii) each current member of our Board and each of the executive officers named in the Summary Compensation Table in the Executive Compensation Section of this Proxy Statement above, and (iii) all current members of our Board and our current executive officers as a group.

	Shares Owned	Percent of Class
Principal Stockholders
J.P. Morgan Corsair II Capital Partners, L.P. (1) Corsair III Financial Services Capital Partners, L.P. Corsair III Financial Services Offshore 892 Partners, L.P. 717 Fifth Avenue New York, NY 10022	9,704,972	19.38%
Capital Z Partners, Ltd. (2) Capital Z Partners, L.P. 230 Park Avenue South New York, NY 10003	5,728,721	11.44%
Capital Z Partners III GP, Ltd. (3) Capital Z Partners III, L.P. 230 Park Avenue South 11th Floor New York, NY 10003	4,000,000	8.02%
Swiss Reinsurance Company (4) Mythenquai 50/60 CH-8022 Zurich, Switzerland	3,000,000	6.02%
Maverick Capital, Ltd. (5) Maverick Capital Management, LLC 300 Crescent Court, 18th Floor Dallas, TX 75201	2,779,951	5.57%
Lee S. Ainslie III 767 Fifth Avenue, 11th Floor New York, NY 10153
The Northwestern Mutual Life Insurance Company (6) 720 East Wisconsin Avenue Milwaukee, Wisconsin 53202	2,614,778	5.23%
Timothy E. Moriarty (7) c/o McGrath, Doyle & Phair 150 Broadway Suite 1915 New York, NY 10038	2,533,288	5.08%

Directors and Executive Officers
Charles N. Bralver (8)	116,766	*
T. Kimball Brooker, Jr. (9)	23,749	*
Timothy J. Conway (10)	1,550,226	3.08%
Bradley E. Cooper (11)	83,576	*
Brian L.P. Fallon (12)	23,333	*
Frank R. Noonan (13)	43,416	*
Maureen P. O’Hara (14)	40,750	*
Peter A. Schmidt-Fellner (15)	1,111,671	2.21%
Richard E. Thornburgh (16)	53,750	*
John K. Bray (17)	480,761	*
Robert T. Clemmens (18)	421,918	*
David R. Dobies (19)	470,239	*
All current executive officers and directors as a Group (12 persons) (20)	4,420,155	8.61%

*	Less than 1%.
(1)	Includes 200,174 shares issuable upon the exercise of a warrant. J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. are controlled by Corsair Capital LLC. Corsair Capital LLC is the manager of Corsair PTJB, LLC, which is the managing member of Corsair II, L.L.C. Corsair II, L.L.C. is the general partner of Corsair II, L.P., which is the general partner of J.P. Morgan Corsair II Capital Partners, L.P. Corsair Capital LLC is also the general partner of Corsair III Management, L.P., which is the general partner of Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Richard E. Thornburgh is an officer of both Corsair Capital LLC and Corsair II, L.L.C. and is also a director of the Company.
(2)	Includes 200,174 shares issuable upon the exercise of a warrant and 8,749 shares issuable upon the exercise of options. As reported in a Schedule 13D filed with the SEC on January 18, 2008, Capital Z Partners, Ltd. is the general partner of Capital Z Partners, L.P., which is the general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., investment funds located at the same address that hold the shares shown. All four entities report shared voting and investment power over all such shares.
(3)	Consists of shares directly owned by Capital Z Partners III, L.P. (“Capital Z III”) and indirectly owned by Capital Z Partners III GP, L.P. (“Capital Z III LP”) and Capital Z Partners III GP, Ltd. (“Capital Z III GP”). Capital Z III LP is the general partner of Capital Z III. Capital Z III GP is the general partner of Capital Z III LP and the ultimate general partner of Capital Z III. Capital Z III LP and Capital Z III GP may be deemed to be the beneficial owners of the securities held by Capital Z III, although Capital Z III LP and Capital Z III GP disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act).
(4)	As reported in a Schedule 13G filed with the SEC on January 28, 2008.
(5)	As reported in a Schedule 13G/A filed with the SEC on February 16, 2010. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the shares through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s Regulations.
(6)	Includes 91,746 shares issuable upon the exercise of a warrant. As reported in a Schedule 13G filed with the SEC on February 6, 2007, Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), is the investment adviser to Northwestern Mutual with respect to the shares. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such shares. Richard A. Strait is a portfolio manager for NIMC and manages the portfolio which holds the shares and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such shares. However, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Act”), the immediately preceding sentence shall not be construed as an admission that Mr. Strait is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement. In the ordinary course of business, broker-dealer affiliates of Northwestern Mutual may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, our securities, for such broker-dealers’ own accounts or for the accounts of others. Other affiliates of Northwestern Mutual, including investment adviser affiliates, may in the ordinary course of business, effect transactions in our securities.
(7)	As reported in a Schedule 13D filed with the SEC on February 21, 2008.
(8)	Includes 2,082 shares issuable upon the exercise of options.
(9)	Includes 8,749 shares issuable upon the exercise of options.
(10)	Includes 21,789 shares issuable upon the exercise of warrants and 433,333 shares issuable upon the exercise of options.
(11)	Consists of shares issuable upon the exercise of a warrant. Mr. Cooper’s beneficial ownership shown in the table excludes (i) the 5,728,721 shares shown as beneficially owned by Capital Z Partners, Ltd. and Capital Z Partners, L.P. and (ii) the 4,000,000 shares shown as beneficially owned by Capital Z Partners III, L.P. Mr. Cooper is a shareholder and officer and co-owner of the ultimate entity delegated investment authority for the Capital Z Partners entities that collectively maintain beneficial ownership of such shares, but he disclaims beneficial ownership of all such shares. Mr. Cooper is also a shareholder and an officer of Capital Z Partners III, Ltd., and an officer and co-owner of the ultimate entity delegated investment authority for Capital Z Partners III, L.P., but he disclaims beneficial ownership of all such shares.
(12)	Includes 5,833 shares issuable upon the exercise of options.
(13)	Includes 25,416 shares issuable upon the exercise of options.
(14)	Includes 18,750 shares issuable upon the exercise of options.
(15)	Includes 12,997 shares issuable upon the exercise of warrants and 333,332 shares issuable upon the exercise of options.
(16)	Includes 18,750 shares issuable upon the exercise of options. Mr. Thornburgh’s beneficial ownership shown in the table excludes the 9,704,972 shares shown as beneficially owned by J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Mr. Thornburgh is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair Capital LLC, which has investment authority over such shares, but he disclaims beneficial ownership of such shares.
(17)	Includes 233,332 shares issuable upon the exercise of options.
(18)	Includes 3,746 shares issuable upon the exercise of warrants and 133,333 shares issuable upon the exercise of options.
(19)	Includes 4,128 shares issuable upon the exercise of warrants and 149,999 shares issuable upon the exercise of options.
(20)	Includes a total of 126,236 shares issuable upon the exercise of warrants and 1,362,999 shares issuable upon the exercise of options.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at nine. These nine members are listed below and are nominees for reelection at the annual meeting. You may only vote for nine persons for election as directors.

Among the investors in a private placement transaction that closed in two separate tranches on November 29, 2007 and January 18, 2008 was Union Square Partners, L.P. (now known as Capital Z Partners III, L.P.) As part of the private placement transaction, we entered into a side letter agreement dated November 12, 2007 with Union Square Partners, L.P. in which we granted Union Square Partners, L.P. the right to nominate one member to our Board of Directors, so long as they meet certain requirements. On March 11, 2010 Capital Z Partners III, L.P. informed us that they have nominated Bradley E. Cooper, one of our incumbent directors, as their Board nominee for 2010.

The number of directors is subject to increase or decrease by action of the Board. All directors are elected to serve one-year terms and until their successors are elected and qualified. Each of the incumbent directors has been nominated for reelection by the Board of Directors, and each has consented to serve if elected. However, if any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board.

Our Board recommends a vote for each of the nominees.

The following table contains biographical information and relevant qualification information about the nominees for director. All of our directors possess the minimum qualifications detailed in the “Director Nomination Process” detailed above and have demonstrated a commitment of service to the company, sound business judgment and a willingness to ask difficult questions to critically evaluate the strategies proposed by management. In addition to having a reputation for adherence to the highest ethical standards, each of our directors possesses specific expertise, qualifications, and skills or attributes, as noted below, that make him/her qualified to serve on the Board.

Name	Age (as of April 1, 2010)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
Charles N. Bralver (1)	57

Charles N. Bralver joined our Board of Directors on February 5, 2009. Since May 2007, Mr. Bralver has been the Senior Associate Dean for International Business and Finance at the Fletcher School at Tufts University. Mr. Bralver was a founding partner of Oliver Wyman & Company where from 1984 through 2007 he held several positions, including Vice Chairman, Head of Europe, Head of North America, and Head of the Global Capital Markets Practice. From 2007 to 2009 he served as a strategic advisor to the Financial Services Practice at Warburg Pincus LLC. He also serves on the Senior Advisory Board of Oliver Wyman, as a member of the Board of Visitors of The Fletcher School, and of the John Sloan Dickey Center for International Affairs at Dartmouth College.

Mr. Bralver is an experienced executive and has been nominated to serve on the Board because of his extensive financial services, international business and corporate strategy experience.

			2009	2010

Name	Age (as of April 1, 2010)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
T. Kimball Brooker, Jr. (2)(3)	40

T. Kimball Brooker, Jr. has served on our Board of Directors since our inception in 2004. Since January 2009, he has served as a Senior Vice President of Arnhold and S. Bleichroeder Advisers, LLC, an asset management firm headquartered in New York. From August 1998 through November 2008, he was employed by, or a partner of, Corsair Capital LLC* (and/or its current or prior affiliates including J.P. Morgan Chase & Co. with whom Corsair was affiliated until it separated from J.P. Morgan Chase & Co. in March 2006). Mr. Brooker is also a Director of Insurance Revolution, Inc., SPARTA Insurance and Barbara Oil Company.

Mr. Brooker is an experienced private equity investor and has been nominated to serve on the Board because of his financial services experience, detailed understanding of the Company’s core business and strategic objectives based on his involvement with the firm since its inception, and external board experience.

			2004	2010

Timothy J. Conway (1)	55

Mr. Conway has been our Chief Executive Officer and President, and has served on our Board of Directors since our inception in June 2004. He was elected Chairman of the Board in September 2006. From July 2002 to June 2004, Mr. Conway worked full-time on our founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. He previously held various senior management positions at Citicorp Securities, Inc., where he was a Managing Director and Senior Securities Officer, responsible for the bank’s private placement, loan syndication and acquisition finance businesses.

An experienced financial services professional, Mr. Conway has been nominated to serve on the Board because of his broad business and management skills and deep industry expertise, including his six years of experience as our founder and CEO.

			2004	2010

Name	Age (as of April 1, 2010)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
Bradley E. Cooper (2)(3)	43

Mr. Cooper is a Partner of Capital Z Partners Management, LLC*, the successor to Capital Z Management, LLC (which he joined as a founding Partner in July 1998). He previously held similar positions at Insurance Partners, L.P. and International Insurance Advisors, L.P. Mr. Cooper serves on the Board of Directors of MountainView Capital Holdings, LLC and has previously served on the Board of Directors of Argo Group International Holdings Ltd., PXRE Group Ltd., Universal American Finance Corp., Ceres Group, Inc. and Brookdale Senior Living, Inc.

Mr. Cooper is an experienced private equity investor and has been nominated to serve on the Board of because of his financial services experience, detailed understanding of the Company’s core business and strategic objectives based on his involvement with the firm since its inception, and his external board experience.

			2006	2010

Brian L. P. Fallon (2)(4)	59

Brian L.P. Fallon joined our Board on November 21, 2008. Mr. Fallon is a Partner of O’Connor Capital Partners. Prior to joining O’Connor Capital Partners in September of 2007, Mr. Fallon was a Managing Director and Principal of Extell Development Company from 2002-2007. From 1982-2002, Mr. Fallon held numerous positions at Meredith & Grew, Inc. and served on the Board of Directors. Mr. Fallon is involved in various non-profit boards and activities and currently serves as a Director on the Advisory Council of the Robert F. Kennedy Children’s Action Corps as well as The Community Builders, Inc.

Mr. Fallon is an experienced real estate executive and has been nominated to serve on the board because of his detailed understanding of commercial real estate, operational and financial expertise and experience serving on other external boards.

			2008	2010

Name	Age (as of April 1, 2010)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
Frank R. Noonan (4)(2)	67

Mr. Noonan was most recently the Chief Executive Officer of R.H. Donnelley Co., a Yellow Pages and online local commercial search company, from 1991 to 2002. He also served as President of R.H. Donnelley Co. from August 1991 to July 1998 and was Chairman from July 1998 through December 2002. Before that, he served as Senior Vice President, Finance, with Dun & Bradstreet and as a member of its Board of Directors. He currently is a Director and member of the Audit Committee of Avnet, Inc. and Risk Metrics Group and was previously a Director and member of the Audit Committee of Toys “R” Us, Inc.

Mr. Noonan is a seasoned financial services executive and has been nominated to serve on the board because of his extensive experience in the areas of financial reporting, compliance, corporate governance and risk management.

			2006	2010

Maureen P. O’Hara (4)(3)	56

Ms. O’Hara is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University, where she joined the faculty in 1979. Ms. O’Hara currently serves on the Board of Directors of Investment Technology Group, Inc., where she has been Chairman of the Board since May 2007 and where she has served on the Compensation Committee, Audit Committee and Nominating Committee. Ms. O’Hara also serves on the Board of Trustees of TIAA-CREF, where she is on the Investment Committee, the Corporate Governance and Social Responsibility Committee and the Nominating Committee.

Ms. O’Hara is an accomplished academic and has been nominated to serve on the board because of her extensive understanding of the financial services industry and in-depth corporate governance, compensation and financial reporting experience through her other board responsibilities.

			2006	2010

Name	Age (as of April 1, 2010)	Business Experience, Other Directorships and Qualifications	Director Since	Annual Meeting at Which the Present Term Expires
Peter A. Schmidt-Fellner	53

Mr. Schmidt-Fellner has served as our Chief Investment Officer since our inception in 2004. From 1993 to 2003, he was employed at JPMorgan Securities, Inc. and several of its subsidiaries and predecessor institutions where, during his tenure, he was responsible for High Yield Bond Sales, Trading and Research and Loan Trading and Co-Head of High Yield Bond Capital Markets.

A seasoned financial services professional, Mr. Schmidt-Fellner has been nominated to serve on the board because of his deep credit and risk management skills and extensive industry background, including his six years of experience as a founding member and CIO of the Company.

			2006	2010

Richard E. Thornburgh (1)	57

Mr. Thornburgh has been a Partner of Corsair Capital LLC*, an investment firm, since February 2006. From 1976 until December 2005, Mr. Thornburgh held management positions at the Credit Suisse Group and its various subsidiaries and predecessor institutions, most recently as Executive Vice Chairman of Credit Suisse First Boston and member of the Executive Board of Credit Suisse Group. He currently serves on the Board of Directors of the Credit Suisse Group and chairs its Risk Committee. Mr. Thornburgh previously served on the Board of Directors of Dollar General Corporation and National City Corporation.

Mr. Thornburgh is an experienced financial services executive and has been nominated to serve on the board because of his extensive skills and experience in the areas of credit and risk management, regulatory compliance, corporate strategy, international business and service on other public company boards.

			2006	2010

(1)	Member of the Risk Policy Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Audit Committee
*	Denotes that the entity may be deemed to be an affiliate of the Company.

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED 2006 INCENTIVE PLAN

We are asking our stockholders to consider and approve an amended to our Amended and Restated 2006 Incentive Plan.

The Board of Directors is proposing for stockholder approval an amendment to the Company’s 2006 Incentive Plan to increase the number of authorized shares of common stock from 6,900,000 shares to 11,650,000 and make a technical correction to the Plan to remove grantee discretion in accordance with Section 409A of the Internal Revenue Code. On March 26, 2010, the Board of Directors approved this amendment, subject to stockholder approval, and directed that this amendment be submitted to a vote of the Company’s stockholders at the Annual Meeting. The Board has determined that this amendment is in the best interests of the Company and its stockholders and recommends approval by the stockholders.

2006 Incentive Plan

The Board adopted the NewStar Financial, Inc. 2006 Incentive Plan on November 16, 2006, and the plan was approved by the Company’ stockholders on December 13, 2006. The 2006 Incentive Plan was amended and restated by our Board in December 2008, and this amendment and restatement was approved by our stockholders in January 2009. The 2006 Incentive Plan, as amended and restated, is referred to as the “Plan.” The Plan is intended to provide incentives that will attract, retain and motivate highly competent persons as independent directors, officers and employees of, and consultants and advisors to, us and our subsidiaries, by granting them stock options, stock appreciation rights, restricted stock, restricted stock units, stock payments, dividend equivalents, deferred stock, performance awards and cash awards pursuant to Awards (as defined in the section titled “Types of Awards” below).

Reasons for the Changes to the Plan

The primary reason that we are amending the Plan is to add 4,750,000 shares of our Common Stock to the reserve of shares available for issuance under the Plan. Our Compensation Committee recommends approving the amendments to the Plan because they believe that it is advisable for us to increase the shares of Common Stock available for issuance under the Plan to allow us to continue to provide Awards to our officers, independent directors and employees, motivate their performance by granting them an equity stake in the Company, foster employee retention by granting Awards that are subject to vesting, where applicable, and provide an incentive for them to achieve long-range performance goals to the extent that they retain the equity granted under the Plan. As of December 31, 2009 the total number of shares available for issuance under the existing plan was only 14,808 shares.

We are also amending the Plan to make a technical correction to the Plan to remove grantee discretion in accordance with Section 409A of the Internal Revenue Code.

Shares Available

If the amendment to the Plan is approved the aggregate number of such shares of Common Stock that may be issued upon exercise of options or stock appreciation rights or other Awards under the Plan will be 11,650,000 shares, subject to adjustment as provided in the amendment to the Plan. If the amendment to the Plan is approved, the maximum number of shares of Common Stock that may be issued pursuant to incentive stock options under the Plan will be 6,000,000 shares. The shares of Common Stock issuable upon exercise of options or other Awards or upon grant of any other Award may be either previously authorized but unissued shares or treasury shares. Any shares of Common Stock related to Awards under the Plan that are not issued or are no longer issuable will be available again for grant under the Plan. Moreover, if the exercise price of any option granted under the Plan or the tax withholding requirements with respect to any Award granted under the Plan is satisfied by tendering shares of Common Stock to us, such tendered shares of Common Stock will again be available for grant under the Plan. Furthermore, if a stock appreciation right is exercised and settled in shares of Common Stock, only the number of shares of Common Stock issued upon exercise of a stock appreciation right are counted against the shares available.

Administration

The Plan is administered by the Compensation Committee, which is comprised of four directors who are “outside directors” as defined under Section 162(m). In addition, to be considered independent, directors must meet, and our independent director do meet, the independence requirements of Rule 16b-3 (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board may at any time and from time to time exercise any and all rights and duties of the Compensation Committee under the Plan except with respect to matters which under Rule 16b-3 of the Exchange Act or Section 162(m), or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Compensation Committee.

Eligibility for Participation

Officers, independent directors and employees of, and consultants and advisors to, us or any of our subsidiaries are eligible to participate in the Plan. As of December 31, 2009 we had approximately 61 employees and 7 independent directors eligible to participate in the Plan.

Types of Awards

The Plan provides for the grant of any or all of the following types of awards (“Awards”):

•	stock options;

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	stock payments;

•	dividend equivalents;

•	deferred stock;

•	performance awards; and

•	cash awards.

Under the Plan, the Compensation Committee may grant options to purchase shares of Common Stock. Stock options may either be incentive stock options, or ISOs, or non-qualified stock options. ISOs may only be granted to officers and employees. The Compensation Committee will, with regard to each stock option, determine the number of shares subject to the stock option, the manner and time of exercise, vesting schedule, and the exercise price. The exercise price of each such option will not be less than 100% of the fair market value of the Common Stock on the date of the grant.

Under the Plan, the Compensation Committee may also grant restricted stock awards or restricted stock units. The Compensation Committee will determine the purchase price, if any, and the form of payment for the restricted stock or restricted stock units. Such grants may be subject to such terms and conditions as the Compensation Committee determines is appropriate.

Under the Plan, the Compensation Committee may also grant stock appreciation rights, or SARs. An SAR is a right to receive any excess in value of shares of Common Stock over the exercise price, provided that such exercise price will not be less than 100% of the fair market value of a share of Common Stock on the date the right is granted as determined by the Compensation Committee. Such grants may be subject to such terms and conditions as the Compensation Committee determines is appropriate.

Under the Plan, the Compensation Committee may also grant stock payments, dividend equivalent rights, deferred stock and other stock-based awards. Such grants may be subject to such terms and conditions as the Compensation Committee determines is appropriate.

Performance-Based Awards

The right of a participant to exercise or receive an Award may be subject to performance conditions specified by the Compensation Committee. The Compensation Committee may use such business criteria and other performance measures as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions. Performance goals will be based upon a variety of financial metrics, business metrics and market metrics and material corporate events as determined by the Compensation Committee from time to time, including the achievement of an objectively determinable performance goal. Under the Plan such performance goals may include:

•	sales;

•	revenues;

•	assets;

•	expenses;

•	earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization;

•	return on equity, investment, capital or assets;

•	one or more operating ratios;

•	borrowing levels, leverage ratios or credit rating;

•	market share;

•	capital expenditures;

•	cash flow;

•	stock price;

•	stockholder return;

•	sales of particular products or services;

•	customer acquisition or retention;

•	acquisitions and divestitures (in whole or in part);

•	joint ventures and strategic alliances;

•	spin-offs and split-ups;

•	reorganizations; or

•	recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

Under the Plan, the Compensation Committee may grant cash bonus, stock bonus or other performance or incentive awards that are paid in cash, Common Stock or a combination of both (“Performance Awards”). The Compensation Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended to so qualify.

Parachute Limitations

If the recipient of an Award is a “disqualified individual,” as defined in section 280G(c) of the Code, any Award held by that person and any right to receive any payment or other benefit under the Plan will not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the participant under the Plan or any other agreement or arrangement would cause any payment or benefit to the participant under the Plan to be considered a “parachute payment” within the meaning of section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the participant from the Company or any other agreement or arrangement would be less than the maximum after-tax amount that could be received by the participant without causing any such payment or benefit to be considered a Parachute Payment. In that event the recipient will have the right, in the recipient’s sole discretion, to designate those rights, payments, or benefits that should be reduced or eliminated so as to avoid having the payment or benefit under the Plan be deemed to be a Parachute Payment.

Change in Control

In the event of any change in control, the Board may (i) accelerate the exercisability of any outstanding stock options and SARs (and terminate the restrictions applicable to restricted stock units and any shares of restricted stock), (ii) provide that any outstanding stock options and SARs must be exercised within a specified period or it will terminate, (iii) cause the surviving entity to grant replacement awards, (iv) terminate any outstanding Awards and make such payments as the Board determines to be appropriate, and/or (v) repurchase (or cause the surviving entity to purchase) any shares of restricted stock for such amounts as the Board determines to be appropriate.

Deferred Compensation

The Compensation Committee may amend the Plan or applicable Award Agreement or provide a substitute Award of comparable economic value so that the Award as modified or substituted and/or the Plan as modified, remains exempt from, or complies with, the requirements applicable to deferred compensation under Section 409A of the Code, and the Compensation Committee may take no action that would cause an Award to be treated as, or no longer comply with the requirements applicable to, deferred compensation within the meaning of Section 409A of the Code.

Other Terms of Awards

The Awards are generally not transferable other than by will or the laws of descent. The Plan does not prevent the designation of a beneficiary to exercise any option or other right or Award (or any portion thereof) granted under the Plan after the participant’s death. After the death of the participant, any exercisable portion of an option or other Award may be exercised by the participant’s personal representative or by any person empowered to do so under a beneficiary designation, under a will or under the then applicable laws of descent and distribution (subject to the terms of the option or other Award).

The Plan will terminate on the 10th anniversary of the Board’s adoption of this amendment to the Plan. The Plan may be amended, suspended or terminated at any time by the Compensation Committee. However, the Compensation Committee may not increase the aggregate amount of shares of Common Stock that may be issued under the Plan without stockholder approval. Such amendments, suspensions or terminations will not affect an existing Award unless the Award expressly so provides.

The Plan contains provisions for equitable adjustment of Awards in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, combination or other similar events.

Certain Federal Income Tax Consequences

The statements in the following paragraphs describe the principal federal income tax consequences of certain Awards. The law is technical and complex, and the discussion below represents only a general summary. Due to the complexity of the applicable provisions of the Code, the following sets forth only general tax principles affecting Awards which may be granted under the Plan. The general tax principles discussed below are subject to changes that may be brought about by future legislation or by regulations and administrative rulings, which may be applied on a retroactive basis. Participants receiving Awards may be subject to state or local income taxes and should refer to the applicable laws in those jurisdictions. Each person receiving an Award should consult his or her own tax counsel on questions regarding tax liability upon the receipt or exercise of such Award or the subsequent disposition of shares received pursuant to the Award or upon exercise thereof.

Incentive Stock Options

ISOs granted under the Plan are intended to meet the definitional requirements of Section 422(b) of the Code for “incentive stock options.”

An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal “alternative minimum tax,” which depends on the employee’s particular tax situation, does not apply, and (ii) the employee is employed by us from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO, after these requisite periods, the ISO will be treated as an NSO (as defined below) and will be subject to the rules set forth below under the caption “Non-Qualified Stock Options.”

Further, if after exercising an ISO, an employee disposes of the Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such ISO (the “applicable holding period”), the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period—thereby making a “disqualifying disposition”—the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would be long-term capital gain (provided the holding period for the shares exceeded one year and the employee held such shares as a capital asset at such time). If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee’s ordinary income therefrom would be limited to the gain (if any) realized on the sale.

We will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, we generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee.

Non-Qualified Stock Options

Non-qualified stock options, or NSOs, granted under the Plan are options that do not qualify as ISOs. An employee who receives an NSO will not recognize any taxable income upon the grant of such NSO. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price.

The ordinary income recognized with respect to the receipt of shares upon exercise of an NSO will be subject to both wage withholding and other employment taxes.

A federal income tax deduction generally will be allowed to us in an amount equal to the ordinary income included by the individual with respect to his or her NSO.

Restricted Stock

At the end of the restricted period, the holder of restricted stock will be able to sell, exchange or otherwise dispose of the shares issued in connection with the award. If the holder has not made a Section 83(b) election as described below, the holder will recognize ordinary income equal to the fair market value of the shares at the time the restrictions lapse minus the purchase price of shares paid by the holder. The holder will have a basis in the shares received equal to their fair market value at the time the holder recognizes ordinary income as a result of the lapse of the restrictions. Any additional gain recognized on a subsequent sale or exchange of the shares will not be ordinary income but will qualify as a capital gain. The holding period for shares acquired in connection with a restricted stock award, for purposes of determining whether any capital gain or loss on their subsequent sale is long-term or short-term, depending upon whether the holding period is more or less than one year, will begin when the holder recognizes ordinary income.

Section 83(b) of the Code also provides that a holder may elect, not later than 30 days after the date the restricted stock is originally transferred, to include as ordinary income the fair market value of the shares at the time of transfer of such shares (minus the purchase price, if any). In that case, the holder’s basis in the shares will equal its fair market value at such time. Any future appreciation in the fair market value of the shares will be a capital gain as described above. If the shares are subsequently forfeited under the terms of the restricted stock, the holder will not be allowed an ordinary income tax deduction with respect to such forfeiture.

Subject to the general rules concerning deductibility of compensation, we will be allowed an income tax deduction in the amount that the holder recognizes in ordinary income in connection with an award of restricted stock, and in the same year as the holder recognizes such income.

Dividends, if any, received by the holder before the end of the restricted period will be taxed as ordinary income to the holder and also will be deductible by us subject to the foregoing general rules concerning deductibility of compensation. However, in the event of an election by the holder under Section 83(b) of the Code, dividends, if any, will be treated as dividend income to the holder an non-deductible to us.

Change of Control

In general, if the total amount of payments to certain individuals that are contingent upon a “change of control” of a corporation (as determined for purposes of Section 280G of the Code), including the value attributed to the acceleration of vesting on Awards under the Plan, equals or exceeds three times the individual’s “base amount” (generally, such individual’s average annual compensation for the five calendar years preceding the year in which the change of control occurs or, if such individual has been employed for fewer than five calendar years, the number of years of employment prior to the year in which the change of control occurs), then, subject to certain exceptions, such compensation exceeding the base amount may be treated as “excess parachute payments” under Section 280G of the Code. Excess parachute payments are subject to a 20% excise tax to the individual and would be non-deductible to us.

Deferred Compensation

Although the Plan is generally designed as an incentive and not a deferred compensation plan, depending on the terms and conditions and type of Award, some of these Awards may be considered to involve deferred compensation arrangements that are subject to the requirements of Section 409A of the Code. Section 409A may modify the tax treatment of existing and future Awards under the Plan and may require conforming changes in the Plan and/or Awards, including Awards already made under the Plan, to satisfy these tax requirements. The general tax principles described above for Awards do not reflect the requirements of Section 409A of the Code and the regulations thereunder. Failure of deferred compensation arrangements to comply with the requirements of Section 409A can subject the recipient of the deferred compensation (but not us) to income tax at an earlier time than provided by pre-existing tax law and/or to a 20% penalty tax (in addition to normal income tax levies).

Interests of Officers and Directors

Our officers and independent directors are eligible to receive Awards under the Plan, have received Awards under the Plan in the past and will be eligible to receive Awards under the Plan in the future. As described in more detail above, the amounts of any Awards under the Plan are within the Compensation Committee’s discretion.

New Plan Benefits

If the amendment to the Plan is approved, the Compensation Committee will be able to grant Awards to eligible participants at its discretion. Consequently, with the exception noted below, it is not possible to determine at this time the amount or dollar value of Awards to be provided under the Plan. As of the date of this Proxy Statement, the Compensation Committee has not granted any Awards that are contingent upon stockholder approval of the Plan.

In May 2008 the Compensation Committee adopted a proposal to grant to each individual who may thereafter become a non-employee director of the Company, automatically upon his or her election or reelection to a one-year term as a non-employee director of the Company at the Annual Meeting of Stockholders (commencing with the 2008 Annual Meeting of Stockholders) non-qualified stock options and restricted stock. Each such qualifying director will be awarded non-qualified stock options to purchase (i) 5,000 shares of Common Stock, and (ii) non-qualified stock options to purchase an additional 10,000 shares of Common Stock if such director is also appointed to serve as the Chair of a committee of the Board at a price per share equal to the closing price on the grant date. Each such qualifying director will also be awarded 5,000 shares of restricted Common Stock. Under this standing resolution, each non-employee director who is elected or reelected as a director will be granted such Awards. The following table illustrates the total amount of such Awards that will be granted annually upon such election or reelection (assuming that the number of non-employee directors on the Board remains constant), but omits the value of the Awards because such value is based on the closing price of our Common Stock on the date of grant and, therefore, is not presently determinable:

New Plan Benefits

Name and Position	Non-qualified Stock Options	Restricted Stock
Non-Executive Director Group	75,000 shares	35,000 shares

Plan Information

The number of shares of Common Stock issuable upon exercise of outstanding options granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance under the plan at December 31, 2009 is summarized in the following table:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,357,663	$11.98	14,808

Equity compensation plans not approved by stockholders	—	—	—
Total	5,357,663	$11.98	14,808

As of December 31, 2009, the total number of additional shares remaining available for future issuance under the Plan was only 14,808 shares.

Principal Effects of Approval or Non-Approval of the Proposal

While the Compensation Committee has approved the amendment to the Plan, and has resolved that the amendment of the Plan is in our best interest and the best interest of our stockholders, our stockholders should consider the information contained in the Proxy Statement in evaluating the Proposal. If our stockholders approve the Proposal, we will adopt the amendment to the Plan. If our stockholders do not approve the Proposal, we will not adopt the amendment to the Plan, and we will not increase the number of shares available for award under the Plan or make the technical correction to the Plan.

Votes Required

The amendment of the Plan will require the affirmative vote of a majority of votes cast at the meeting. Broker non-votes will not be counted as present or represented for this purpose and will have no impact on the vote for this proposal. Abstentions will not be treated as votes cast and, accordingly, will have no impact on the vote for this proposal.

Recommendation of the Board of Directors

Our Board recommends a vote for the proposal to amend the Plan. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

PROPOSAL 3: TO GRANT THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO EFFECT A REVERSE STOCK SPLIT

General

We are seeking stockholder approval to grant the Board discretionary authority to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of our Common Stock (such split to combine a whole number of outstanding shares of our Common Stock in a range of not less than two and not more than five shares, into one share of Common Stock) at any time prior to 11:59 p.m., New York City time, on the business day immediately preceding the date of our 2011 annual meeting of stockholders. Our Board unanimously approved, and recommended seeking stockholder approval of, this proposal on March 26, 2010.

Even if the stockholders approve the reverse stock split, we reserve the right not to effect the reverse stock split if the Board does not deem it to be in the best interests of our stockholders. The Board believes that approval of this discretion provides the Board with maximum flexibility to react to prevailing market conditions and future changes to our stock price, and therefore better enables it to act in the best interests of our stockholders. If this proposal is approved by the stockholders, the Board will have the authority, in its sole discretion, without any further action necessary by the stockholders, to effect a reverse stock split. The Board may effect only one reverse stock split as a result of this authorization and must do so prior to 11:59 p.m., New York City time, on the business day immediately preceding the date of our 2011 annual meeting of stockholders or else this authorization will lapse.

The Board’s decision as to whether and when to effect the reverse stock split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our Common Stock, actual or forecasted results of operations and the likely effect of such results on the market price of our Common Stock.

An amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split would not change the number of authorized shares of Common Stock or preferred stock, the par value of our Common Stock or preferred stock or the relative voting power of our stockholders. A reverse stock split, if effected, would affect all of our holders of Common Stock uniformly.

The reverse stock split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar actions to our Board or our stockholders.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure that the reverse stock split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with the Reverse Stock Split”). However, our Board believes that the benefits to our company and our stockholders outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect a reverse stock split.

Reasons for the Reverse Stock Split

The primary purpose for effecting the reverse stock split, should we choose to effect one, would be to increase the per share price of our Common Stock. The Board believes that, should the appropriate circumstances arise, effecting the reverse stock split would, among other things, help us to:

•	improve the perception of our Common Stock as an investment security;

•	reset our stock price to more normalized trading levels in the face of continuing market dislocation; and

•	appeal to a broader range of investors to generate greater investor interest in us.

A reverse stock split would reduce the number of shares of our Common Stock outstanding without reducing the total number of authorized shares of Common Stock. As a result, a reverse stock split would also have the effect of increasing the number of shares of our authorized but unissued Common Stock.

Improve the Perception of Our Common Stock as an Investment Security

Our Common Stock is quoted on the Nasdaq Global Market under the symbol “NEWS.” The trading price of our Common Stock has traded as low as $0.61 per share over the course of the last fiscal year, and is currently trading well below book value per share. We believe that the continued dislocation in the capital markets has contributed to our current trading price. Our Board unanimously approved the discretionary authority to effect a reverse stock split as one potential means of increasing the share price of our Common Stock to improve the perception of our Common Stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our Common Stock, but also our market liquidity. As a financial institution we believe that we may be particularly sensitive to this type of negative public perception and, if this proposal is approved, our Board would have the ability to increase our per share price if it determines that it is undermining our current or future prospects.

Reset our Stock Price to More Normalized Trading Levels in the Face of Continuing Market Dislocation

Continued market dislocation for an extended or sustained period of time, could have the effect of limiting the price of our Common Stock to levels substantially below book value per share. The Board believes that such a result could lead our Common Stock to trade at levels that are an inaccurate reflection of our financial condition. Approval of this proposal would give the Board the discretion to respond to such an event by allowing our Board to increase the price of our Common Stock by effecting a reverse stock split so that it trades at a more normalized level that is a more accurate reflection of our financial condition and book value.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in Us

An increase in our stock price may make our Common Stock more attractive to members of the investor community. Brokerage firms may be reluctant to recommend lower-priced securities to their clients, particularly lower-priced securities of financial institutions. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our Common Stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board the ability to effect a reverse stock split and thereby increase the price of our Common Stock, would give the Board the ability to address these issues if it is deemed necessary.

Certain Risks Associated with the Reverse Stock Split

Even if a reverse stock split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our Common Stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding. For example, a reverse stock split may not improve the perception of our Common Stock as an investment security. Moreover, the increase in our Common Stock price resulting from the reverse stock split, even if maintained, does not guarantee increased investor interest.

Principal Effects of the Reverse Stock Split

If our stockholders approve this proposal and the Board elects to effect a reverse stock split, the reverse stock split would decrease the number of our issued and outstanding shares of Common Stock in accordance with the exchange ratio determined by the Board. The reverse stock split would be effected simultaneously for all of our Common Stock, and the exchange ratio would be the same for all shares of Common Stock. The reverse stock split would affect all of our stockholders uniformly and would not adversely affect or dilute any stockholder’s percentage ownership interests in us, except adjustments to individual holdings as a result of the payment of cash for fractional shares, as described below. The reverse stock split would not affect the relative voting or other rights that accompany the shares of our Common Stock. Common Stock issued pursuant to the reverse stock split would remain fully paid and non-assessable. The reverse stock split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

In addition to the change in the number of shares of Common Stock outstanding, the reverse stock split would have the following effects:

Increase the per share price of our Common Stock. By effectively condensing a number of pre-split shares into one share of Common Stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain.

Increase in the number of shares of Common Stock available for future issuance. By reducing the number of shares outstanding without a corresponding reduction in the number of shares of authorized but unissued Common Stock, a reverse stock split would have the effect of increasing the number of authorized but unissued shares.

The following table shows the number of shares that would be (a) issued and outstanding, (b) authorized and reserved for issuance upon the exercise of outstanding stock options and warrants and (c) authorized but unreserved for issuance, upon the implementation of a reverse stock split at each ratio from one-for-two to one-for-five based on our capitalization at December 31, 2009.

As of December 31, 2009	(A) Shares Issued and Outstanding	(B) Shares Authorized and Reserved for Issuance	(C) Shares Authorized but Unreserved	Total Authorized
Pre-split	49,994,858	7,082,519	87,922,623	145,000,000
If 1-for-2 Stock Split Enacted	24,997,429	3,541,260	116,461,311	145,000,000
If 1-for-3 Stock Split Enacted	16,664,953	2,360,840	125,974,207	145,000,000
If 1-for-4 Stock Split Enacted	12,498,715	1,770,630	130,730,655	145,000,000
If 1-for-5 Stock Split Enacted	9,998,972	1,416,504	133,584,524	145,000,000

Although a reverse stock split would not have any dilutive effect on our stockholders, the reverse stock split would reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving our Board an effective increase in the authorized shares available for issuance, in its discretion. Our Board from time to time may deem it to be in the best interests of our company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock. Many stock issuances do not require stockholder approval, and our Board generally seeks approval of our stockholders in connection with a proposed issuance only if required at that time.

Require adjustment to currently outstanding securities and debt obligations exercisable or convertible into shares of our Common Stock. A reverse stock split would effect a reduction in the number of shares of Common Stock issuable upon the exercise or conversion of our outstanding stock options, warrants, convertible debt obligations (if any) and convertible preferred stock (if any) in proportion to the reverse stock split ratio. Additionally, the exercise price of outstanding options and warrants would increase, likewise in proportion to the reverse stock split ratio.

Require adjustment to the number of shares of Common Stock available for future issuance under our equity incentive plan. In connection with any reverse split our Board would also make a corresponding reduction in the number of shares available for future issuance under our equity incentive plan so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under our equity incentive plan.

In addition, a reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the amendment to our Amended and Restated Certificate of Incorporation is approved by our stockholders, then our Board, in its sole discretion, will determine whether a reverse stock split is in the best interests of our company and our stockholders, taking into consideration the factors discussed above. If our Board believes that a reverse stock split is in our best interests and the best interest of our stockholders, our Board will then determine the ratio of the reverse stock split to be implemented.

We would then file a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of the State of Delaware at such time as our Board had determined as the appropriate effective time for the reverse stock split. Upon the filing of the charter amendment, and without any further action on the part of our Company or our stockholders, the issued and outstanding shares of Common Stock held by stockholders of record as of the effective date of the reverse stock split would be converted into a lesser number of shares of Common Stock calculated in accordance with a reverse stock split ratio of between one-for-two and one-for-five, as selected by our Board and set forth in the charter amendment. For example, if a stockholder presently holds 100 shares of our Common Stock, she would hold 50 shares of Common Stock following a one-for-two reverse stock split, or 20 shares of Common Stock following a one-for-five reverse stock split. Beginning on the effective date of the split, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the reverse stock split, stockholders would be notified that the reverse stock split had been effected. We expect that our transfer agent would act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares would be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificate would be issued to a stockholder until such stockholder had surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, would automatically be exchanged for post-split shares.

Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) for exchange unless requested to do so after the stockholders meeting.

Fractional Shares

No fractional shares would be issued in connection with the reverse stock split. Stockholders who hold a number of shares of Common Stock that could not be evenly divided by the reverse stock split ratio selected by the Board would receive a cash payment in lieu of any fractional shares that they would otherwise be entitled to. In connection with the payment of fractional shares, the Board may elect to either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of our Common Stock, as reported in the Wall Street Journal on the last trading day immediately prior to the effective date of the reverse stock split (or if such price is not available, the average of the last bid and asked prices of our Common Stock on such day or such other price determined by our Board), multiplied by the fractional share amount, or (ii) make arrangements with our transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the effective date of the reverse stock split at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata potion of the sale proceeds.

Under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled, and where the funds would be deposited, sums due for fractional interests that are not timely claimed after the effective date of a reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds would have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The par value of our Common Stock would remain unchanged at $.01 per share after a reverse stock split. However, the number of shares of Common Stock outstanding as designated on our consolidated balance sheet would be adjusted downward to reflect the reverse stock split and, accordingly, stated capital, or the dollar amount reflected for Common Stock, would also be reduced to an amount equal to the aggregate par value of the reduced number of shares of Common Stock and the additional paid in capital designated on our consolidated balance sheet would be increased by an amount equal to the amount by which the Common Stock account was decreased. Additionally, net loss or income per share for all periods presented would increase proportionately as a result of the reverse stock split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the reverse stock split.

Potential Anti-Takeover Effect

Even though a potential reverse stock split would result in an increased proportion of unissued authorized shares to issued shares, which could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and our stockholders.

No Appraisal Rights

Our stockholders are not entitled to appraisal rights with respect to a reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of a reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of a reverse stock split and is included for general information only and is not intended as tax advice to any person or entity. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, it does not address the tax consequences to holders in light of their individual circumstances or to the holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, partnerships, limited liability companies and other tax-transparent entities, broker-dealers, holders subject to the alternative minimum tax provisions of the Internal Revenue Code, holders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion transaction, synthetic security or other risk reduction transaction or integrated investment, holders who have acquired their stock upon exercise of employee options or otherwise as compensation and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares are, and the post-split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Subject to the discussion below concerning the treatment of the receipt of cash payments for fractional shares, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split, including any fraction of a post-split share deemed to have been received, will be the same as the stockholder’s aggregate tax basis in the pre-split shares that are exchanged. In general, stockholders who receive cash in lieu of any fractional shares of the post-split shares as a result of the reverse stock split will recognize gain or loss based on the difference between the amount of cash received and their adjusted basis in the fractional shares. The stockholder’s holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

NewStar itself would not realize any taxable gain or loss as a result of a reverse stock split.

Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of a reverse stock split.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our Common Stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon a reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the certificate of amendment to our Amended and Restated Certificate of Incorporation, even if the authority to effect a reverse stock split has been approved by our stockholders at the annual meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, a reverse stock split if it should so decide, in its sole discretion, that such action is in the best interests of the stockholders.

Vote Required

Under Delaware law, the affirmative vote of the holders of a majority of all outstanding shares of our Common Stock entitled to vote on this proposal will be required for approval of the certificate of amendment. Accordingly, abstentions and broker “non-votes” will have the effect of a vote against the proposal.

Recommendation of the Board of Directors

Our Board recommends a vote for the proposal to grant the Board of Directors the discretionary authority to effect a reverse stock split. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, an independent registered public accounting firm, has audited our financial statements for each of the fiscal years ending December 31, 2009, 2008 and 2007. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2010. Detailed disclosure of the audit and tax fees we paid to KPMG LLP in 2009 and 2008 may be found above in the section titled “Independent Registered Public Accountants’ Fees and Other Matters”. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that KPMG LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2010. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and our stockholders.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal.

Vote Required

The ratification of KPMG LLP as our independent public accounting firm will require the affirmative vote of a majority of votes cast at the meeting. Broker non-votes will not be counted as present or represented for this purpose and will have no impact on the vote for this proposal. Abstentions will not be treated as votes cast and, accordingly, will have no impact on the vote for this proposal.

Recommendation of the Board of Directors

Our Board recommends a vote for the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise in the proxy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion addresses the Company’s executive compensation program generally, with particular focus on the executive officers whose compensation for 2009 is shown in the Summary Compensation Table on page 43 ( the “named executive officers”).

Executive Compensation Philosophy

The Company believes that an effective leadership team plays a critical role in the creation of sustained shareholder value and believes its success in the highly-competitive financial services marketplace is directly correlated to its ability to continue to attract and retain top-tier talent. The Company believes that executive compensation should enable the Company to attract, motivate, reward and retain superior management talent and should reflect the following core principles:

•	Executive compensation should support the achievement of specific strategic business objectives and closely align the interests of executive officers with those of shareholders over the long-term.

•	Executive compensation should be externally competitive within the industries in which the Company competes for talent.

•

Executive compensation should emphasize pay for performance and be based on results at the Company, line of business and individual levels. As such, significant portions of total compensation are designed to be variable based on performance and results.

Market Conditions

Persistent weakness in the global economy continued to pose significant challenges to our industry and to the Company in 2009. While signs of improvement emerged in the second half of the year, commercial credit performance typically lags leading economic indicators. Although the negative migration in our portfolio has moderated, the difficult economic conditions continued to have a negative impact on the financial performance of many of our borrowers, in some cases impacting their ability to meet their obligations to us. Deteriorating credit quality combined with increased funding costs and muted loan volumes weighed heavily on our 2009 operating performance and financial results.

In response to these severe market conditions, the Company embarked on a strategy to protect shareholder value that focused on four key elements: managing credit, protecting the balance sheet, maintaining an adequate liquidity buffer and reducing costs. Each of these elements was deemed to be critical to fortifying the Company’s near-term business operations and ultimately position the firm to participate in the broader economic recovery.

The Compensation Committee’s compensation decisions for 2009 recognize the actions taken by the executive team to execute this strategy despite the challenging economic climate. The Committee’s decisions were tempered by the Company’s net loss and depressed stock price during 2009 as higher credit costs and market conditions influenced the level of compensation paid to the named executive officers for 2009 in a number of ways:

•	In response to continued economic weakness, base salaries for named executives remained frozen at 2008 levels;

•	Annual incentive payments made to named executives for 2009 were down 18.5% from annual incentive payments made to named executives in 2008;

•

The Company increased its use of equity-based compensation that is subject to multi-year vesting provisions, providing greater alignment of management and shareholder interests to increase long-term franchise value and discourage excessive risk-taking; and

•

As part of the renewal of the executive employment agreements the Company reduced certain cash payments and benefits provided to named executives to reflect changing market dynamics and shift focus from lump-sum cash payments to equity-based incentives intended to reward the creation of long-term shareholder value.

Each of these factors, as well as the other elements of the Company’s executive compensation program, are discussed in greater detail below.

Executive Compensation Program

The following chart details the elements of our current executive compensation program:

	Compensation Component	Description	Strategic Rationale

Base Salary	Base salary	Stable component of compensation based on competitive environment and experience in executive role.	•Discourages inappropriate risk-taking. •Consistent with market practice.

Short-Term Incentives	Annual Incentive	Variable annual compensation tied to pre- established Company, line of business and individual goals and strategic objectives.	•Provides incentive for achievement of objectives. •Provides variable component of pay closely linked to Company performance. •Consistent with market practice.
Long-Term Incentives	Stock Awards

Stock Options

Grants of options to purchase shares at a specified price, which rewards share price appreciation.

Restricted Stock

Grants of restricted shares of stock subject to multi-year vesting provisions.

•Focuses executive officers on value creation and increasing shareholder value over long-term.

•Promotes long-term retention.

•Aligns executive officers with shareholders.

•Discourages inappropriate risk-taking.

•Consistent with market practice.

Stock Ownership Requirements

To complement the long-term incentive program, certain executives, including all of our named executive officers, are required to hold at least 25% of their net vested equity holdings during the term of their employment with the Company. In addition, options granted to our named executive officers in March 2009 as part of the Company’s 2009 Option Exchange Program are subject to an additional restriction whereby 50% of the net proceeds from the exercise of these options are required be held by the Company for the duration of the executives’ employment with the Company and for a twelve month period thereafter.

•Fosters long-term stock ownership, and focuses executive officers on long-term performance. •Consistent with emerging market practice.

	Compensation Component	Description	Strategic Rationale

Benefits	Retirement Benefits	Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including 401(k) savings and tax-qualified retirement plans.	•Consistent with the programs provided to all employees. •Consistent with market practice.

Welfare Benefits

Executive officers participate in employee benefit plans that are generally available to all employees of the Company, including medical, health, life insurance and disability plans. Upon retirement, executive officers are eligible to participate in Company-sponsored healthcare plans at their sole expense.

•Consistent with the programs provided to all employees. •Consistent with market practice.

Perquisites	Additional Benefits and Perquisites	Limited to reimbursement of office parking provided to executive officers in selected geographies.	•Provided in select locations in order to be market-competitive when recruiting talent. •Subsidized in these locations at some level for all employees.

Employment Agreements	Employment Agreements	The Company entered into amended and restated employment agreements with each named executive officer in December 2009. The agreements specify the terms of employment and provide severance pay in the event of certain terminations of employment, including a change-in-control. Severance arrangements are subject to non-compete and non-solicitation provisions. For additional detail, please refer to the sections entitled, “Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control” below.

•Prevent against direct competition and solicitation of talent.

•Align executive officers and shareholders in the event of a potential change-in-control.

•Provide continuity of management during a transition.

•Provide for market-competitive severance in the event of involuntary termination without cause.

Risk-Taking

As a financial services company, our core business inherently involves a degree of risk and it is our responsibility to ensure that we have the appropriate risk management culture and controls to manage this risk for the benefit of our shareholders. The Company has reviewed its compensation practices and determined that its programs and policies are not reasonably likely to have an adverse material impact on the firm. Further, the Company’s compensation program is designed to discourage inappropriate risk-taking in a number of ways. First, the structure of our compensation program provides a balance of fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. This mix encourages a balanced focus on near-term objectives and the creation of shareholder value over the long-term. Next, the Company’s annual incentive compensation program is based on the Company’s performance against specific operating goals and objectives and not on a targeted level of stock price appreciation. In addition, determination of individual awards under the annual incentive plan is based on an evaluation of each executive’s performance, both on an absolute and a relative basis, which takes into account performance against longer-term measures, such as credit quality over time.

In addition, the Company’s stock ownership requirements detailed above, coupled with an emphasis on annual equity awards subject to multi-year vesting requirements, closely align executives’ interests with those of shareholders over the long-term and further discourage those employees with greatest authority to act in a manner that would adversely impact the Company. The Company has also adopted a policy on hedging under which executive officers are prohibited from hedging their economic exposures to the Company stock that they own.

The Company has recognized the vital importance of conducting its business in accordance with the highest ethical standards and in full compliance with all applicable laws. To that end, in addition to our general Code of Conduct applicable to all employees, each named executive officer is subject to, and must annually certify compliance with, a Supplemental Code of Ethics that holds senior management to a standard that includes, among other things, the duty to provide fair, accurate and timely disclosure in reports that the Company files with the SEC or other public communications and the responsible use, and proper controls, of Company assets. A copy of both codes of conduct can be found on our website at www.newstarfin.com.

Comparable Market Analysis

The Committee reviews third-party analysis of the compensation practices of financial institutions in general, ranging from other publicly traded competitors to private investment funds/hedge funds to business development companies and real estate investment trusts, which provide similar services to our target customers, to ensure the Company’s compensation practices remain market competitive. Given the lack of publicly available data for many of the Company’s direct competitors for talent, the Committee does not rely on third-party benchmarking to determine compensation levels for each element of the Company’s executive compensation program. Instead, the Committee considers a number of factors in making compensation determinations for the named executive officers including Corporate, line of business and individual performance, retention needs, internal pay equity and broader economic and market conditions. Furthermore, given the unprecedented market dislocation that continued during the course of 2009, the Committee placed heavier emphasis on both absolute and relative business performance, individual achievement of strategic objectives and the overall retention needs in making 2009 executive compensation determinations.

Base Salary

Base salaries represent the fixed component of each executive officer’s compensation and are determined primarily by:

•	Level of responsibility associated with the position/title;

•	Experience and tenure in the position;

•	Competitive market rates for similar responsibilities;

•	Broader market dynamics affecting the financial services industry and the economy as a whole; and

•	Balance of fixed versus variable compensation.

The Compensation Committee reviews the base salaries for the named executive officers on a regular basis (at least annually). In determining annual base salary adjustments, if any, for the named executive officers, the Committee uses its discretion based on the factors noted above as well as an assessment of each individual’s contributions and any significant changes in responsibilities during the course of the year, as opposed to applying a formulaic approach.

Given the challenging economic environment, the Compensation Committee did not increase base salaries for the named executives in 2009 and again at its February 4, 2010 meeting, the Committee determined that base salaries for the named executive officers would remain unchanged. As executive compensation trends in the marketplace continue to evolve as the broader economy improves, the Committee will revisit the overall design of the Company’s executive compensation program, including base salaries, to ensure that the Company’s program remains in line with its overall objectives.

Annual Incentive Compensation Program

Principles and Philosophy

In accordance with the Company’s belief that executive compensation should emphasize pay for performance, significant portions of total compensation are designed to be variable based on performance. The bonus plan is based on achievement of specific business goals and rewards performance at the Company, line of business and individual level.

Each year, the Board of Directors and its various Committees, based on input from management, approve an operating plan for the next fiscal year that contains both quantitative and qualitative goals and objectives. Performance goals are then established for each executive that support the achievement of the Company’s operating plan and are tied to the executive’s annual incentive award.

Establishing Incentive Compensation Targets

Historically, the Company has established a target bonus pool by determining an appropriate payout ratio of incentive compensation as a percentage of corporate pre-tax, pre-incentive adjusted earnings. The payout ratio represents a balance that enables the Company to attract, motivate, reward and retain superior management talent while providing for an appropriate level of shareholder return.

Given the severe dislocation in the financial markets during the course of 2009, the Company did not utilize a pre-established payout ratio to fund its incentive compensation pool. Instead, the Compensation Committee exercised its authority to establish a discretionary incentive pool designed to reward achievement against the Company’s operating plan and four fundamental objectives designed to protect shareholder value in 2009: protect the balance sheet, maintain an adequate liquidity buffer, manage credit and reduce costs. The achievement of these goals, along with overall retention needs and internal pay equity, were primary factors considered in determining the size of the incentive compensation pool in 2009. The target incentive pool was established at $1.875 million for the named executives, a reduction of approximately 64% from the bonus levels that we have historically targeted for this group. The Committee believed the targeted pool was appropriately discounted to reflect the economic challenges and lower level of Company performance anticipated in 2009 while also providing a fair level of incentive to retain and reward top talent for the achievement of performance goals critical to the Company’s long-term success.

Measurement of Performance against Targets and Allocation of Incentive Compensation Pool

In determining the bonuses paid to the named executive officers for 2009, the Committee weighed the Company’s overall performance and net loss for the year against the efforts of the management team to achieve the four fundamental objectives for 2009 designed to protect shareholder value amidst extremely challenging economic conditions. The Committee considered management’s performance against the pre-established operating objectives outlined above, specifically noting: (1) the stabilization of the funding platform evidenced by an 82% reduction in short-term debt from December 2008 and the extension or renewal of all 2009 debt maturities; (2) the completion of two milestone transactions in early 2010 to further strengthen the funding platform and provide the Company with an appropriate liquidity buffer, specifically a $75 million revolving credit facility and the launch of a $275 million term debt securitization, believed to be the first securitization issued since the market collapse; (3) credit performance of the portfolio was on-track to outperform recognized market indices, and (4) the continued efforts to right-size the Company’s expense structure for the current market opportunity, including a 35% reduction in headcount during the year.

The Committee weighed the achievement of these objectives and the goals of retention and motivation of a top-tier management team against the overall financial performance of the Company in 2009. Finally, the Committee reviewed the components of each executive’s incentive compensation package, including the balance between cash and long-term equity awards, relative to the overall compensation expense to support the Company’s incentive award program.

After considering these factors, the Committee exercised its discretion to fund an incentive compensation pool for the named executives, approving an aggregate incentive pool of $1.875 million, to be paid to the named executive officers in accordance with the terms and conditions of the Company’s 2006 Incentive Plan (as detailed in the Summary Compensation Table on page 43). The size of the final pool was 64% below historical target incentive levels and 18.5% below actual incentive payments made in 2008.

Once the level of incentive pool funding was established, the Committee then discussed the performance and compensation of each of the named executive officers. This past year, as is the case generally, the CEO and/or the Head of Human Resources, as applicable, attended Committee meetings but were not present for the executive sessions or for any discussion of their own compensation. The CEO provided the Committee with a performance assessment and compensation recommendation for each named executive officer (other than himself). The recommendations included an assessment of each executive officer’s role in successfully achieving the four strategic objectives identified by the Committee, which were then considered by the Committee and in turn, discussed in executive session with the other independent directors of the Board.

With respect to Mr. Conway, the Committee focused consideration on the actions taken to direct the Company through a difficult economic environment while managing costs and positioning the Company to emerge from the recession with an optimized funding platform, adequate liquidity buffer, and a top-tier management team. With respect to Messrs. Schmidt-Fellner and Bray, the Committee considered the overall performance of the loan portfolio, actions taken to stabilize the Company’s funding platform and manage liquidity through severe market conditions and on-going expense management as primary factors. With respect to Messrs. Dobies and Clemmens, the overall performance of the Middle Market portfolio, which included the credit quality of the loans originated in both the current and prior years, was a primary consideration. The Committee made its determination after considering such measures collectively rather than assigning weight to any one objective.

The following table, which supplements the required Summary Compensation Table on page 43, summarizes the Committee’s determination of 2009 annual compensation for the named executive officers:

Pay for 2009 Performance

Named Executive Officer	Year	Salary ($) (1)	Bonus ($) (2)	Change in Bonus (%)	Annual Equity Awards ($) (3)	Total Annual Compensation ($)	Change in Total (%)
Timothy J. Conway	2009	475,000	475,000	(17.4)%	355,000	1,305,000	2.3%
	2008	475,000	575,000		225,000	1,275,000

John K. Bray	2009	350,000	350,000	(17.6)%	213,000	913,000	(1.3)%
	2008	350,000	425,000		150,000	925,000

Peter Schmidt-Fellner	2009	400,000	400,000	(15.8)%	284,000	1,084,000	2.0%
	2008	400,000	475,000		187,500	1,062,500

David R. Dobies	2009	300,000	300,000	(25.0)%	213,000	813,000	(4.4)%
	2008	300,000	400,000		150,000	850,000

Robert T. Clemmens	2009	350,000	350,000	(17.6)%	213,000	913,000	(1.3)%
	2008	350,000	425,000		150,000	925,000

(1)	Salary represents annualized amounts. As noted above, salaries have not increased since April 1, 2008.
(2)	Amount shown reflect total annual incentive for the performance year. Amounts shown for 2008 reflect cash bonus payments and the portion of performance bonus paid in restricted stock, which had a grant date fair market value of $1.64.
(3)	Amounts shown reflect grant date fair market value of equity awards for services performed in the year. Amounts shown for 2008 reflect stock option grants made to named executives on February 4, 2009 for services provided in 2008. Amounts shown in 2009 reflect restricted stock awards granted to named executives on December 11, 2009.

Long-term Equity Incentives

The Company believes that equity ownership is a critical component of executive compensation as it aligns management and shareholder interests, focuses executive officers on increasing franchise value over the long-term and promotes long-term retention. As shareholder returns often lag the steps taken to protect and enhance value, especially during periods of severe economic stress, the Compensation Committee believes its increased emphasis on equity-ownership in 2009 was appropriate to promote and reward a focus on risk-adjusted, long-term returns.

All named executive officers are eligible for annual equity awards as part of total compensation. The Company utilizes both seven-year non-qualified stock options and restricted stock which typically vest in equal installments over a period of three years from the date of grant to support its annual award program. The Committee believes that the use of stock options most closely connects management’s interests with those of shareholders as stock options will only deliver value to the named executive officer when the Company’s share price exceeds the exercise price of the option, however the Committee may, in its discretion, also grant restricted stock and other equity-based awards under the terms and conditions of the Company’s 2006 Incentive Plan and has historically done so to create a balanced, risk-adjusted compensation structure for its executive officers.

Each of the equity grants made to the named executive officers in 2009, as detailed in the Grants of Plan-Based Awards Table on page 44, were awarded with distinct objectives.

February 2009 Option and Restricted Stock Grants

The stock option and restricted stock awards granted to executives in February 2009 recognized services provided in 2008. In determining the level of equity incentives awarded to each named executive officer, the

Committee considers a number of factors, including the individual’s performance, market levels of total compensation for similar positions, total stock ownership and constraints if any, presented by market volatility and/or limitations in the amount of equity authorized to be issued under the Company’s 2006 Incentive Plan. The stock options granted in February 2009 have a seven-year term and vest annually in three equal installments beginning on the first anniversary of the grant date while the restricted stock, which was issued in lieu of cash as part of the Company’s 2008 incentive program, vests ratably over a two-year period.

March 2009 Option Exchange Program

The stock option grant awarded in March 2009 represents the completion of the Company’s 2009 Option Exchange Program. As detailed in last year’s Compensation Discussion and Analysis, during the course of 2008, the Committee conducted an extensive review of the Company’s long-term incentive program to determine if the level and mix of equity awards granted under the Company’s 2006 Incentive Plan continued to achieve the stated objective of providing market competitive, long-term incentives to retain and motivate top management talent and drive long-term shareholder return. Based on its assessment, the Committee determined that the levels of equity ownership of the Company’s key executives were significantly below market levels and did not meet the overall objectives of the Company’s long-term incentive program due predominately to a combination of three factors:

•

Many of the named executive officers received a grant of restricted stock when the Company was founded in June 2004 that vested in annual installments over the course of four years. The last vesting event took place on June 17, 2008, resulting in a substantial shift in the unvested value held by the Company’s top executives.

•

Based on the Company’s philosophy that the use of stock options most closely aligns management and shareholder interests, the majority of the annual equity awards issued to key executives since the Company’s founding had largely taken the form of stock options, which only have value to the executive if the share price exceeds the exercise price of these awards. As a result of significant volatility in the Company’s stock price, the exercise prices for the majority of the stock awards granted to executives since the Company’s Initial Public Offering in December of 2006 were substantially higher than the Company’s current stock price.

•

Volatility in the Company’s stock price has also constrained the number of shares available under the Company’s 2006 Incentive Plan to be issued to executives in the form of annual grants, as lower stock prices require increased share usage to deliver market competitive levels of equity incentives. As a result, annual equity awards made to key executives since the IPO had been lower than targeted levels based on a limited number of shares available to be issued under the Company’s 2006 Incentive Plan.

The Committee believed near-term action was warranted to address this imbalance and as such, took a number of steps in 2009 to improve the Company’s long-term incentive program.

On March 18, 2009 the Committee authorized a special, one-time option award to key executives, including the named executive officers. In exchange for the surrender and cancellation of approximately 1.9 million options originally awarded in December 2006, the Committee granted options to purchase approximately 2.7 million shares of common stock. These options have a seven-year life and are subject to a three year, pro-rata vesting schedule with exercise prices equal to the fair market value of the Company’s stock on the date of grant. To be eligible for this one-time award, the Committee required the executives to surrender a portion of their outstanding option holdings in exchange for the new grant to minimize the dilutive impact and maximize the Company’s tax benefit of the new issuance. In addition, each executive also agreed to enter into a lock-up agreement whereby 50% of the net proceeds from the exercise of options granted as part of this exchange would be held by the Company for the duration of the executives’ employment with the Company and for a twelve month period thereafter. If, during the one year following termination, an executive were to violate the covenant not to compete with, or solicit employees from, the Company, the amount of his proceeds held by the Company would be forfeited.

December 2009 Restricted Stock Grants

In conjunction with the renewal of the executive employment agreements as detailed on page 41, the Committee reduced certain cash payments and benefits provided under the expiring employment agreements in favor of awarding certain performance-based equity awards designed to increase shareholder value and encourage executive retention over the life of the new amended and restated employment contracts. The restricted stock awards granted in December 2009 represent a portion of the equity-based awards intended to drive sustained shareholder value over the long-term and replace any annual equity awards that would otherwise have been granted in February 2010 for the 2009 performance period. These awards have a three-year cliff vest which runs concurrent with the term of the amended and restated employment agreements, in contrast to the three-year pro-rata vesting schedule typical of other awards issued under the Company’s 2006 Incentive Plan.

2006 Incentive Plan

As described in more detail in Proposal 2, the Committee has recommended that our shareholders approve an increase to the number of shares currently authorized under the Company’s 2006 Incentive Plan. The Committee recommends approving this increase to allow the Company to continue to provide market competitive equity-based awards to key executives to motivate their performance by granting them an equity stake in the Company, foster retention by granting awards that are subject to multi-year vesting provisions and provide an incentive for executives to achieve long-term performance goals aligned with the interests of our shareholders without excessive risk-taking. If approved, the Committee intends to use a portion of the increase in shares to support a multi-year, performance-based equity award program designed to reward the creation of sustained shareholder value over time.

While the Committee recognizes that the increased use of equity-based incentives in 2009 resulted in a larger total compensation package for certain executives despite a decline in the Company’s financial performance, the Committee believes the awards were both appropriate and necessary to support the Company’s goals of aligning management and shareholder interests in increasing franchise value, driving risk-adjusted returns and promoting long-term executive retention.

Perquisites

The Company attempts to minimize the use of additional executive officer benefits or perquisites. The only on-going perquisite provided to executive officers is reimbursement of office parking at the Company’s headquarters in Boston. This ‘parking subsidy’ is available at some level to all employees within the Boston office to allow the company to be market competitive when recruiting talent.

Stock Ownership Requirements

Each executive officer entered into a stock ownership agreement whereby the executive officer agreed that for a period of one year following any termination of employment, he would hold 25% of his transferable incentive equity (all vested options and shares of restricted stock that are no longer subject to forfeiture). If, during the one year following termination, he were to violate the covenant not to compete with the Company, the amount of transferable stock that he is then obligated to hold would be forfeited. The lock-up applies only to those shares received by the executive officer as equity compensation during his employment with the Company and does not apply to any personal investment in the Company’s stock. In addition, options issued as part of the option exchange program described above are subject to a more restrictive lock-up arrangement, the terms of which have been set forth above. The Company believes the stock ownership requirements ensure that executive officers have a significant long-term ownership stake in the Company and that their interests are aligned with shareholders’ interests. In addition, the Company has adopted a policy on hedging under which executive officers are prohibited from hedging their economic exposures to the Company stock that they own.

Deductibility Cap on Executive Compensation

U.S. federal income tax law (Section 162(m)) prohibits publicly-traded companies from taking a tax deduction for certain compensation paid in excess of $1,000,000 to a company’s CEO and four other most highly compensated employees. However, the statute exempts qualifying performance-based compensation from the deduction limit provided certain requirements are met. In January 2009, shareholders approved an amendment and restatement of our 2006 Incentive Plan, which reflected clarifying language and limitations to ensure that certain awards made under the Plan will be performance-based awards intended to qualify for the performance-based compensation exception under Section 162(m). The Company’s policy is to qualify incentive compensation programs for full corporate deductibility, to the extent feasible and consistent with the Company’s overall compensation goals and objectives.

Employment Agreements

In December 2009, we entered into amended and restated employment agreements with each of the named executive officers, as well as four other members of our executive management team. The restated agreements reflect a balance between the interests of shareholders and management, and are intended to support the retention and sustained high morale of the executive team. In determining the elements of the named executive officer employment agreements, the Committee considered the costs associated with each term and condition, and balanced the financial cost against the intrinsic benefit of retaining a highly-cohesive management team. Each of the employment agreements has substantially similar terms, which reflect the following elements:

•	The term of each agreement was established for three years with one, one-year automatic renewal provision.

•

Each executive officer agreed that during the term of the agreement and for a period of one to two years thereafter, he will not directly or indirectly (i) solicit or engage any of the Company’s employees, consultants or contractors, (ii) cause or encourage any of the Company’s suppliers, licensors or any entity with which the Company has a material relationship to terminate or modify that relationship, or (iii) compete with the Company’s business.

•	The agreement sets a minimum base salary for the executive officer that may be subject to increase on an annual basis, as determined by the board of directors.

•	Each executive officer is entitled to participate in incentive bonus programs the board of directors may adopt from time to time and is eligible for equity grants periodically.

•

Each executive officer is entitled to a severance payment and acceleration of equity vesting in the event of a termination without cause or for “good reason”; and acceleration of vesting but no further severance payment upon the Company’s failure to renew the agreement (provisions differ based on job title/level of responsibility as discussed in the Potential Payments Upon Termination of Employment section of this proxy statement on page 46).

•

The agreements provide for graduated benefits, including acceleration of vesting, in the event that the executive officer chooses to retire from the Company; however, the restated agreements require the executive to complete the full three-year contract term to receive full retirement benefits.

The named executive officer employment agreements also contain change-in-control provisions for the named executive officers. In addition to preserving productivity and retention in a change-of-control of the Company, the provisions are intended to align executive officer and shareholder interests by enabling executive officers to consider corporate transactions that are in the best interest of the shareholders without undue concern over whether such transactions may jeopardize the executive officer’s own employment.

The benefits provided under the change-in-control agreements mimic those described above, which represents a one-year reduction in severance benefits from the earlier agreements. In addition, change-in control payments require a double-trigger—in order to qualify for compensation; a change of control alone is not sufficient but rather, must be followed by an involuntary loss of employment within two years thereafter. This is consistent with the overall purpose of the plan to provide financial protection upon an involuntary loss of employment.

The employment agreements of Messrs. Conway, Schmidt-Fellner and Bray provide that, for so long as the Company’s stock is traded on an established securities market, if any of the payments, awards or benefits payable to the executive officer are subject to a “golden parachute” excise tax under Sections 280G and 4999 of the Internal Revenue Code (IRC), then the Company will provide the executive officer with a gross-up payment so that the executive officer will receive the same economic terms he would have received if there were no excise tax. The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive officer’s personal compensation history. Therefore, to provide a predictable and equal level of benefit across individuals without regard to the effect of the excise tax, the Committee determined that it was appropriate to pay the cost of this excise tax plus an amount needed to pay income taxes due on such additional payment. This practice is consistent with competitive pay packages and ensures the executive officer will receive the two years base salary and estimated cash incentive less only ordinary income taxes on that amount. The amounts payable under these agreements, calculated as if termination had occurred on December 31, 2009, are shown under the “Potential Payments upon Termination of Employment or Change-in-Control”, section of this proxy statement beginning on page 46.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,

Brian L.P. Fallon, Chair

T. Kimball Brooker, Jr.

Bradley E. Cooper

Frank R. Noonan

Executive Compensation

The following table sets forth information concerning compensation awarded to, earned by or paid during the year ended December 31, 2009 to the Company’s (i) Chief Executive Officer and President, (ii) Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company at December 31, 2009. These five officers are referred to as the named executive officers in this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
Timothy J. Conway	2009	475,000	475,000	470,000	1,280,924	24,164	2,725,088
Chief Executive Officer and President	2008	456,250	460,000	—	327,000	23,028	1,266,278
	2007	400,000	1,000,000	—	—	22,018	1,422,018

John K. Bray	2009	350,000	350,000	298,000	711,257	14,700	1,723,957
Chief Financial Officer	2008	338,051	340,000	—	218,000	13,800	909,851
	2007	300,000	550,000	—	—	13,500	863,500

Peter Schmidt-Fellner	2009	400,000	400,000	379,000	969,552	14,700	2,163,252
Chief Investment Officer	2008	388,051	380,000	—	272,500	13,800	1,054,351
	2007	350,000	900,000	—	—	13,500	1,263,500

David R. Dobies	2009	300,000	300,000	298,000	342,411	21,246	1,261,657
Group Head and Managing Director	2008	300,000	320,000	—	143,334	20,228	783,562
	2007	281,250	750,000	—	—	19,494	1,050,744

Robert T. Clemmens (6)	2009	350,000	350,000	293,000	345,359	14,700	1,353,059
Chief Credit Officer	2008	344,301	340,000	—	163,500	13,800	861,601

(1)	Each officer’s minimum base salary is set pursuant to his Employment Agreement.
(2)	Amounts shown reflect cash bonus payments. In February 2009 the Compensation Committee elected to pay a portion of the bonus for each named executive officer’s 2008 performance in restricted stock. These awards were granted in February 2009 and had a grant date fair market value of $1.64 per share. The value of this restricted stock award is included in the Stock Awards column for 2009.
(3)	Amounts shown reflect the amounts required to be recognized by the Company for accounting purposes of the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718 using the assumptions described in Note 13 to the Company’s Financial Statements included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 8, 2010 (the “FY 2009 10-K”).
(4)	Amounts shown reflect the amounts required to be recognized by the Company for accounting purposes of the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718 using the assumptions described in Note 13 to the Company’s Financial Statements included in the FY 2009 10-K. In March 2009 the Company conducted an option exchange program. For option awards that were exchanged, the value included in the Option Awards column for 2009 represents the incremental fair value of the new options over the exchanged options computed as of the exchange date.
(5)	Amount reflects matching contributions of $14,700 to each named executive officer made by NewStar under the tax-qualified 401(k) plan, which provides for broad-based employee participation. The named executive officers received no benefit from NewStar under defined pension or defined contribution plans other than the 401(k) plan. In addition, the amounts for Mr. Conway and Mr. Dobies reflect company-provided parking at the company’s office in Boston in the amounts of $9,464 and $6,546 respectively.
(6)	Mr. Clemmens became an executive officer during 2008, therefore only his 2008 and 2009 compensation is presented.

Grants of Plan-Based Awards during 2009

Name and Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Timothy J. Conway	2/4/2009	—	150,000	2.86	225,000
Chief Executive Officer and President	2/20/2009	70,122	—	1.64	115,000
	3/18/2009	—	850,000	2.76	1,055,924
	12/11/2009	125,000	—	2.84	355,000

John Bray	2/4/2009	—	100,00	2.86	150,000
Chief Financial Officer	2/20/2009	51,829	—	1.64	85,000
	3/18/2009	—	400,000	2.76	561,257
	12/11/2009	75,000	—	2.84	213,000

Peter Schmidt-Fellner	2/4/2009	—	125,000	2.86	187,500
Chief Investment Officer	2/20/2009	57,927	—	1.64	95,000
	3/18/2009	—	625,000	2.76	782,052
	12/11/2009	100,000	—	2.84	284,000

David R. Dobies	2/4/2009	—	100,000	2.86	150,000
Group Head and Managing Director	2/20/2009	48,780	—	1.64	80,000
	3/18/2009	—	150,000	2.76	192,411
	12/11/2009	75,000	—	2.84	213,000

Robert T. Clemmens	2/4/2009	—	100,000	2.86	150,000
Chief Credit Officer	2/20/2009	51,829	—	1.64	85,000
	3/18/2009	—	150,000	2.76	195,359
	12/11/2009	75,000	—	2.84	213,000

(1)	Assuming continued employment with the Company, restricted stock awards granted on 2/20/2009 vest according to the following schedule: 50% of the restricted stock will cease to be subject to forfeiture on the first anniversary of the grant date and 50% will cease to be subject to forfeiture on the second anniversary of the grant date. Assuming continued employment with the Company, 100% of the restricted stock awards granted on 12/11/2009 will cease to be subject to forfeiture on the third anniversary of the grant date.
(2)	Assuming continued employment with the Company, options granted on 2/4/2009 and 3/18/2009 vest according to the following schedule: 33.3% upon each of the first three anniversaries of the date of grant.
(3)	On 3/18/2009 the Company conducted an Option Exchange Program whereby executives surrendered a portion of their outstanding option holdings in exchange for a new stock option grant. For the 3/18/09 option awards that were granted upon exchange of existing options, the value included in the Grant Date Fair Value column above represents the incremental fair value of the new options over the exchanged options computed as of the exchange date.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2009

The following table details the outstanding holdings of each named executive officer at December 31, 2009.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Timothy J. Conway	12/13/2006	—	—	—	—	179,597	704,020
Chief Executive Officer and President	2/12/2008	100,000	50,000	7.32	2/12/2015	—	—
	2/4/2009	—	150,000	2.86	2/4/2016	—	—
	2/20/2009	—	—	—	—	70,122	274,878
	3/18/2009	—	850,000	2.76	3/18/2016	—	—
	12/11/2009	—	—	—	—	125,000	490,000

John K. Bray	12/13/2006	—	—	—	—	45,569	178,630
Chief Financial Officer	2/12/2008	66,666	33,334	7.32	2/12/2015	—	—
	2/4/2009	—	100,000	2.86	2/4/2016	—	—
	2/20/2009	—	—	—	—	51,829	203,170
	3/18/2009	—	400,000	2.76	3/18/2016	—	—
	12/11/2009	—	—	—	—	75,000	294,000

Peter Schmidt-Fellner	12/13/2006	—	—	—	—	125,985	493,861
Chief Investment Officer	2/12/2008	83,333	41,667	7.32	2/12/2015	—	—
	2/4/2009	—	125,000	2.86	2/4/2016	—	—
	2/20/2009	—	—	—	—	57,927	227,074
	3/18/2009	—	625,000	2.76	3/18/2016	—	—
	12/11/2009	—	—	—	—	100,000	392,000

David R. Dobies	12/13/2006	—	—	—	—	45,569	178,630
Group Head and Managing Director	2/12/2008	66,666	33,334	7.32	2/12/2015	—	—
	2/4/2009	—	100,000	2.86	2/4/2016	—	—
	2/20/2009	—	—	—	—	48,780	191,218
	3/18/2009	—	150,000	2.76	3/18/2016	—	—
	12/11/2009	—	—	—	—	75,000	294,000

Robert T. Clemmens	12/13/2006	—	—	—	—	45,569	178,630
Chief Credit Officer	2/12/2008	50,000	25,000	7.32	2/12/2015	—	—
	2/4/2009	—	100,000	2.86	2/4/2016	—	—
	2/20/2009	—	—	—	—	51,829	203,170
	3/18/2009	—	150,000	2.76	3/18/2016	—	—
	12/11/2009	—	—	—	—	75,000	294,000

(1)	Assuming continued employment with the Company, options granted on 2/12/2008, 2/4/2009 and 3/18/2009 vest according to the following schedule: 33.3% upon each of the first three anniversaries of the date of grant.
(2)

Assuming continued employment with the Company, restricted stock awards granted on 12/13/2006 vest according to the following schedule: 15% of the restricted stock ceased to be subject to forfeiture on the second anniversary of the grant, an additional 20% ceased to be subject to forfeiture on the third anniversary of the grant and 25% will cease to be subject to forfeiture on each of the fourth and fifth anniversaries of the grant. Restricted stock awards granted on 2/20/2009 vest according to the following schedule: 50% of the restricted stock will cease to become subject to forfeiture upon each of the first two anniversaries of the date of grant. 100% of the restricted stock awards granted on 12/11/2009 will cease to become subject to forfeiture upon the third anniversary of the date of grant.
(3)	Value is based on the closing price of the Company’s common stock of $3.92 on December 31, 2009, as reported on the NASDAQ Global Market.

Option Exercises and Stock Vested for Fiscal 2009

The following table details the number of restricted shares that vested and the value realized upon vesting in 2009 for each named executive officer. None of the named executive officers exercised any stock options during 2009.

Name and Principal Position	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Timothy J. Conway	71,839	204,023
Chief Executive Officer and President

John K. Bray	18,228	51,768
Chief Financial Officer

Peter Schmidt-Fellner	64,260	408,051
Chief Investment Officer

David R. Dobies	50,394	143,119
Group Head and Managing Director

Robert T. Clemmens	18,228	51,768
Chief Credit Officer

(1)	The vested value represents the Fair Market Value of $2.84 on the date of vesting, 12/13/2009.

Potential Payments upon Termination of Employment or Change-in-Control for Fiscal 2009

The following tables describe the potential payments and benefits under the Company’s executive officer employment agreements to which each named executive officer would have been entitled upon termination of employment or change of control, calculated as if each such event had occurred on December 31, 2009.

Name of Executive: Timothy J. Conway

Type of Payments	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	2,790,000	—	—	—	—	2,568,067
Incentive Bonus	445,000	445,000	445,000	445,000	445,000	445,000
Stock Option Vesting Acceleration	1,145,000	1,145,000	1,145,000	1,145,000	1,145,000	1,145,000
Restricted Stock Vesting Acceleration	1,468,898	1,468,898	1,468,898	1,468,898	1,468,898	1,468,898
Commission of Welfare Benefits	30,160	—	—	—	—	30,160
Exercise Tax & Gross-Up	—	—	—	—	—	—
Total	5,879,058	3,058,898	3,058,898	3,058,898	3,058,898	5,657,125

Name of Executive: John K. Bray

Type of Payments	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	1,693,333	—	—	—	—	1,693,333
Incentive Bonus	146,667	146,667	146,667	146,667	146,667	146,667
Stock Option Vesting Acceleration	570,000	570,000	570,000	570,000	570,000	570,000
Restricted Stock Vesting Acceleration	675,800	675,800	675,800	675,800	675,800	675,800
Commission of Welfare Benefits	30,160	—	—	—	—	30,160
Exercise Tax & Gross-Up	—	—	—	—	—	907,176
Total	3,115,960	1,392,467	1,392,467	1,392,467	1,392,467	4,023,136

Name of Executive: Peter Schmidt-Fellner

Type of Payments	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	2,420,000	—	—	—	—	2,255,875
Incentive Bonus	410,000	410,000	410,000	410,000	410,000	410,000
Stock Option Vesting Acceleration	857,500	857,500	857,500	857,500	857,500	857,500
Restricted Stock Vesting Acceleration	1,112,935	1,112,935	1,112,935	1,112,935	1,112,935	1,112,935
Commission of Welfare Benefits	30,160	—	—	—	—	30,160
Exercise Tax & Gross-Up	—	—	—	—	—	—
Total	4,830,595	2,380,435	2,380,435	2,380,435	2,380,435	4,666,470

Name of Executive: David R. Dobies

Type of Payments	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	990,000	—	—	—	—	990,000
Incentive Bonus	390,000	390,000	390,000	390,000	390,000	390,000
Stock Option Vesting Acceleration	280,000	280,000	280,000	280,000	280,000	280,000
Restricted Stock Vesting Acceleration	663,848	663,848	663,848	663,848	663,848	663,848
Commission of Welfare Benefits	14,345	—	—	—	—	14,345
Exercise Tax & Gross-Up	—	—	—	—	—	—
Total	2,338,193	1,333,848	1,333,848	1,333,848	1,333,848	2,338,193

Name of Executive: Robert T. Clemmens

Type of Payments	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Failure to Renew ($)	Death ($)	Disability ($)	Change-in- Control ($)
Severance Payments	896,667	—	—	—	—	896,667
Incentive Bonus	196,667	196,667	196,667	196,667	196,667	196,667
Stock Option Vesting Acceleration	280,000	280,000	280,000	280,000	280,000	280,000
Restricted Stock Vesting Acceleration	675,800	675,800	675,800	675,800	675,800	675,800
Commission of Welfare Benefits
Exercise Tax & Gross-Up	—	—	—	—	—	—
Total	2,049,134	1,152,467	1,152,467	1,152,467	1,152,467	2,049,134

As described in the Compensation Discussion and Analysis under “Employment Agreements” on page 41, the Company entered into amended and restated employment agreements with each of the named executive officers listed above on December 11, 2009. The table above assumes a termination of employment that would trigger incremental payments or other benefits to the named executive officers under the amended and restated employment agreements, based on the named executive officer’s compensation, benefits, age, and years of service as of December 31, 2009. All valuations of restricted stock are based upon the closing price ($3.92) of the Company’s common stock on the Nasdaq Global Market on December 31, 2009, the last day of trading in the fiscal year. The value of the continued health benefits detailed in the table above assumes the extension of the named executive officer’s current benefits election and program coverage. Circumstances in which these benefits may be paid include an involuntary termination without cause, a voluntary termination by the named executive officer for good reason, retirement, following the Company’s failure to renew the employment agreement, death or disability and finally, an involuntary termination of the named executive officer following a change-in-control.

A termination of an executive officer by the Company is for cause if it is for any of the following reasons: (i) willful and continued failure of the executive officer to perform substantially the executive officer’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive officer by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that the executive officer has not substantially performed his duties, or (ii) willful engagement in illegal conduct or gross misconduct by the executive officer that is materially and demonstrably injurious to the Company or its affiliates, or (iii) conviction of the executive officer or a plea of guilty or nolo contendere by the executive officer to a felony, or (iv) a material breach of the executive officer’s obligation under his confidentiality and/or non-compete obligations. No act or failure to act on the part of an executive officer is considered “willful” unless it is done, or omitted to be done, by the executive officer in bad faith or without reasonable belief that the executive officer’s actions or omission was in the best interests of the Company.

A termination by the executive officer is for “good reason” if it results from any of (i) a reduction by the Company in the executive officer’s annual base salary (ii) a forced relocation by Company of the executive officer’s place of employment to a location greater than twenty five (25) miles from his initial place of employment. (iii) For Messrs. Conway, Schmidt-Fellner and Bray, good reason may also be triggered by a material diminution by the Company in the executive officer’s principal duties and responsibilities in the context of a change-in-control.

In the event of an involuntary termination without cause or voluntary termination for good reason, Messrs. Conway, Schmidt-Fellner and Bray are entitled to a severance payment equal to two years’ base salary plus two years’ cash bonus (calculated as the average bonus paid during the three previous fiscal years). In addition, each would receive accelerated vesting of all outstanding equity awards, and would be entitled to continued health benefits for the two-year severance period. Options would remain exercisable for a period equal to the full remaining term. Messrs. Dobies and Clemmens would receive substantially similar terms over a one-year severance period. Each would be entitled to a severance payment equal to one year’s base salary plus cash bonus. Each would also receive accelerated vesting of all equity awards, and would be entitled to continued health benefits for the one-year severance period. Their options would also remain exercisable for the full remaining term.

If termination is due to the retirement of the executive officer, or at the option of the executive officer following a failure of the Company to renew the employment agreement, each executive officer would be eligible to receive accelerated vesting of restricted stock and the continued vesting of options in the same manner that the options would vest had the executive officer continued his employment with the Company during the vesting period. Further, the executive officer would have a period equal to the full length of the remaining option term to exercise any vested options. Finally, each executive officer would retain the option to participate in employer-sponsored healthcare at the retiree’s sole expense. None of the executive officers were eligible to retire as of December 31, 2009 because retirement is conditioned on being age 55 or older and being employed with the Company for the full three-year term of the employment contract. Likewise, because the employment agreements for Messrs. Conway, Schmidt-Fellner, Bray, Dobies and Clemmens do not expire until December 2012, none of the executive officers were eligible for the accelerated vesting of restricted stock, continued vesting of options, extension of option exercisability and eligibility to participate in employer-sponsored healthcare upon the Company’s failure to renew the agreement as of December 31, 2009.

A termination of employment due to death or disability would entitle each named executive officer to full acceleration of vesting on all equity awards and a one-to-two year period following the date of termination to exercise any options accordingly.

In each of the events so noted above, the named executive officer would also be entitled to any accrued but unpaid salary and/or vacation time and a pro-rated bonus for the current fiscal year.

Each employment agreement contains change-in-control provisions for the named executive officer. The change of control provisions require a “double-trigger”, meaning payments are made only if the named executive officer suffers a covered termination of employment within two years following a change-in-control. Change-in-control provisions mimic the awards made under an involuntary termination without cause without exception.

Additionally, each employment agreement provides that if the executive is terminated following the approval by the Company’s board of directors or stockholders of a plan to liquidate materially all of the Company’s assets, the executive would be entitled to (i) all benefits provided under a termination without cause or for good reason scenario, except instead of receiving a payment equal to the applicable base salary the executive would receive a payment equal to two times base salary and no payment equal to the average incentive bonus paid over the past three fiscal years, and (ii) the executive would be released from the non-competition provisions of the agreement upon payment of such amounts.

Upon a change-in-control, executive officers may be subject to certain excise taxes under section 280G of the Internal Revenue Code. The Company has agreed that so long as the Company’s stock is traded on an established securities market, if any of the payments, awards or benefits payable to Messrs. Conway, Schmidt-Fellner and Bray are subject to a “golden parachute” excise tax, the Company will provide the named executive officer with a gross-up payment so that the named executive officer will receive the same economic terms they would have received if there were no excise tax, provided that the total payments due exceed 110% of the applicable 280g threshold. In the event that the payments do not exceed the 110% threshold, then no gross-up payment shall be made and the total payments, in the aggregate, are reduced. The amounts shown in the table are based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 5.3% state income tax rate and a 1.45% Medicare tax rate. The amounts shown for Messrs. Conway and Schmidt-Fellner have been reduced subject to the 110% threshold noted above thereby eliminating the need for a gross-up payment; as the aggregate benefit shown for Mr. Bray exceeds the 110% threshold; an applicable gross-up payment is noted accordingly.

BOARD OF DIRECTORS—DIRECTOR COMPENSATION

Each of the Company’s independent, non-management directors receives director fees of $50,000 per year, and each committee chairman receives an additional $25,000 per year. Members of our board of directors are also reimbursed for their usual and customary expenses incurred in connection with attending all board and committee meetings. Non-management directors receive annual grants of restricted stock and/or options to purchase shares of our common stock. Non-management directors receive 5,000 shares of restricted stock and options to purchase up to 5,000 shares of common stock upon re-election to a new term of service each year at the Company’s annual meeting. Non-management directors who serve as the Chairperson of a Committee of the board also receive an additional 10,000 stock options. The restricted stock vests over five years with 15% vesting on each of the first and second anniversaries of the grant date, 20% vesting on the third anniversary and 25% vesting on each of the fourth and fifth anniversaries. The options granted vest ratably over three years with the first 33% vesting on the first anniversary of the date of grant.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)		Option Awards ($) (2) (3)		Total ($)
Timothy J. Conway, Chairman (4)	—	—		—		—
Kimball T. Brooker, Jr.	50,000	11,000		5,750		66,750
Peter Schmidt-Fellner (5)	—	—		—		—
Charles N. Bralver	50,000	14,575		19,150		83,725
Richard Thornburgh	75,000	11,000		17,250		103,250
Frank R. Noonan (6)	84,375	11,000		17,250		112,625
Maureen O’Hara	75,000	11,000		17,250		103,250
Brian L.P. Fallon (7)	65,625	18,150		21,000		104,775
Bradley E. Cooper (8)	50,000	11,000	(9)	5,750	(9)	66,750

(1)

The amounts shown represent the aggregate grant date fair market value of stock awards granted to the Director during 2009, determined in accordance with ASC Topic 718, using the assumptions described in Note 13 to the Company’s Financials Statements included in the FY 2009 10-K. The award vests over 5 years on each anniversary of grant according to the following schedule: 15%, 15%, 20%, 25%, 25%. Each director received a grant of 5,000 restricted shares on May 13, 2009 upon election to a new term. The fair market value of the awards issued to each director on that day was $11,000, based on a closing price of $2.20 of our common stock on the Nasdaq Global Market on May 13, 2009. Messrs. Bralver and Fallon each received an additional grant of restricted stock upon their initial election to the Board in February 2009. Mr. Fallon received an additional 2,500 shares on February 4, 2009 for the term served from November 2008 to May 2009. The fair market value of the award was $7,150 based on a based on a closing price of $2.86 of our common stock on the Nasdaq Global Market on February 4, 2009. Mr. Bralver also received an additional grant of 1,250 shares upon election to the Board on February 5, 2009 for the term served February 2009 to May 2009. The fair market value of the award was $3,575 based on a closing price of $2.89 of our common stock on the Nasdaq Global Market on February 5, 2009.

(2)	The following aggregate numbers of restricted stock and options awards were outstanding as of December 31, 2009 for each director in the table:

Name	Stock Awards (#)	Option Awards (#)
Kimball T. Brooker, Jr.	15,000	15,000
Charles N. Bralver	6,250	6,250
Richard Thornburgh	15,000	35,000
Frank Noonan	15,000	45,000
Maureen O’Hara	15,000	35,000
Brian L.P. Fallon	7,500	17,500
Bradley E. Cooper	15,000	15,000

(3)

The amounts shown represent the aggregate grant date fair market value of the option awards granted to the Director during 2009, determined in accordance with ASC Topic 718, using the assumptions described in Note 13 to the Company’s Financial Statements included in the FY 2009 10-K. The award vests pro-rata over three years (33% each year) on each anniversary of grant. Each director received a grant of stock options on May 13, 2009 upon election to a new term. Messrs. Cooper, Bralver and Brooker each received a grant of 5,000 options on May 13, 2009. The fair market value of each of their respective awards on that date was $5,750. Messrs. Thornburgh, Noonan and Fallon and Ms. O’Hara each received a grant of 15,000 options on May 13, 2009. The fair market value of their respective awards on that date was $17,250. Messrs. Bralver and Fallon each received an additional grant of stock options upon their initial election to the Board in February 2009. Mr. Fallon received an additional 2,500 options on February 4, 2009 for the term served November 2008 to May 2009. The fair market value of the award was $3,750. Mr. Bralver also received an additional grant of 1,250 options upon election to the Board on February 5, 2009 for the term served February 2009 to May 2009. The fair market value of the award was $1,900.

(4)	Executive directors do not receive compensation for their board responsibilities.
(5)	Executive directors do not receive compensation for their board responsibilities.
(6)	Amount paid in cash reflects the one fiscal quarter Mr. Noonan served as chair of two committees, one quarter where the chair fee for one committee was pro-rated and two quarters where Mr. Noonan chaired one committee.
(7)	Amount paid in cash reflects the two fiscal quarters Mr. Fallon served as chair of a committee, one quarter where the chair fee for the committee was pro-rated and one quarter of standard board fees prior to election as a committee chair.
(8)	Mr. Cooper has assigned his rights to any compensation and equity received by him as a Director to Capital Z Management, LLC (“Cap Z”).
(9)	In May 2009 Mr. Cooper transferred his 2009 restricted stock and option awards to Cap Z for no consideration.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the SEC reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required during 2009, our directors, officers and 10% stockholders complied with all Section 16(a) filing requirements.

Deadlines for Stockholder Proposals

Assuming the 2011 annual meeting is not more than 30 days before or 30 days after May 12, 2011:

•

if you wish to bring business before or propose director nominations at the 2011 annual meeting, you must give written notice to us not earlier than December 13, 2010 or later than January 12, 2011; and

•

if you wish to bring proposed business to the 2011 annual meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to us in accordance with Securities and Exchange Commission rules not later than December 13, 2010.

Notices of stockholder proposals and nominations should be given in writing to NewStar Financial, Inc., at its principal place of business, 500 Boylston St., Suite 1250, Boston, MA 02116, Attn: Corporate Secretary.

APPENDIX A

Adopted by the Board of Directors on November 16, 2006 and approved by the

Company’s stockholders on December 13, 2006.

Amended and Restated by the Compensation Committee of the Board of Directors on

June 30, 2008 and approved by the Company’s stockholders on January 28, 2009.

Amended by the Compensation Committee of the Board of Directors on March 19, 2010

submitted to the Company’s stockholders for approval on May 12, 2010, and marked to show changes against the existing plan.

2006 INCENTIVE PLAN

OF

NEWSTAR FINANCIAL, INC.

The name of this plan is the NewStar Financial, Inc. 2006 Incentive Plan (the “Plan”). The Plan was adopted by the Board of Directors (“Board”) of NewStar Financial, Inc. (“Company”) on November 16, 2006 ~~and is hereby~~, was amended and restated effective as of January 28, 2009 and is amended hereby effective as of May 12, 2010. The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company’s success by their ability, ingenuity and industry experience and to provide incentives to the participating officers, directors, employees, consultants and advisors that are linked directly to shareholder interests and will therefore inure to the benefit of all shareholders of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, stock payments, dividend equivalents, deferred stock, performance awards and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals in accordance with the terms hereof.

ARTICLE I

DEFINITIONS

1.1 General. Wherever the following terms are used in this Plan they shall have the meaning specified below, unless the context clearly indicates otherwise.

1.2 Affiliate. “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

1.3 Annual Incentive Award. “Annual Incentive Award” shall mean an Award made subject to attainment of performance goals (as described in Article VIII) over a performance period of up to and including one year (the fiscal year, unless otherwise specified by the Committee).

1.4 Award. “Award” shall mean the grant of an Option, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent Right, Deferred Stock, Stock Payments, Stock Appreciation Rights, or other awards pursuant to Article X of this Plan. Awards may be granted for services to be rendered or for services already rendered to the Company or any Affiliate.

1.5 Award Agreement. “Award Agreement” means either: (i) a written agreement entered into by the Company and a Grantee setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written statement issued by the Company to a Grantee describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other nonpaper Award Agreements, and the use of electronic, Internet, or other nonpaper means for the acceptance thereof and actions thereunder by a Grantee.

1.6 Benefit Arrangement. “Benefit Arrangement” shall have the meaning set forth in Article IX hereof.

1.7 Board. “Board” shall mean the Board of Directors of the Company.

1.8 Cause. “Cause” shall mean “Cause” as defined in the Optionee’s employment agreement with the Company or, if the Optionee does not have an employment agreement with the Company, (i) the willful and continued failure of the Optionee to perform substantially the Optionee’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Optionee by the Board, which specifically identifies the manner in which the Board believes that the Optionee has not substantially performed the Optionee’s duties, or (ii) willful engaging by the Optionee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates, or (iii) conviction of the Optionee or entry of a plea of guilty or nolo contendere by the Optionee to, a felony, or (iv) a material breach of his or her obligations under a restrictive covenant included in any agreement between the Optionee and the Company. For purposes of this definition of “Cause”, no act or failure to act on the part of the Optionee shall be considered “willful” unless it is done, or omitted to be done, by the Optionee in bad faith or without reasonable belief that the Optionee’s actions or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Optionee in good faith and in the best interests of the Company.

1.9 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.10 Committee. “Committee” shall mean the Compensation Committee of the Board, or a subcommittee of the Board, appointed as provided in Section 11.1. The Committee shall be responsible for administering and interpreting the Plan in accordance with Article XI. Unless otherwise determined by the Board, if the Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “non-employee director” or the equivalent within the meaning of applicable Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m), respectively.

1.11 Common Stock. “Common Stock” shall mean the common stock, $0.01 par value, of the Company.

1.12 Company. “Company” shall mean NewStar Financial, Inc. a Delaware corporation.

1.13 Company Entity. “Company Entity” shall mean the Company or one of its Subsidiaries.

1.14 Continuing Directors. “Continuing Directors” shall mean as of any date of determination, any member of the Board who (i) was a member of Board immediately after the date of the Company’s initial public offering, or (ii) was nominated for election or elected to the Board with the approval of, or whose election to the Board was ratified by, at least a majority of the Continuing Members who were members of the Board at the time of that nomination or election.

1.15 Covered Employee. “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m).

1.16 Deferred Stock. “Deferred Stock” shall mean Common Stock awarded under Article X of this Plan.

1.17 Director. “Director” shall mean a member of the Board.

1.18 Disability. “Disability” shall be defined pursuant to Section 22(e)(3) of the Code.

1.19 Dividend Equivalent Right. “Dividend Equivalent Right” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article X of this Plan.

1.20 Eligible Grantee. “Eligible Grantee” shall mean any officer, Employee, consultant, advisor or Independent Director of the Company.

1.21 Employee. “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401 (c) of the Code) of the Company, or of any corporation which is a Subsidiary.

1.22 Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.23 Fair Market Value. “Fair Market Value” of a share of Common Stock as of a given date shall be (i) the value of a share of Common Stock at the closing of trading on such date on the principal exchange on which shares of Common Stock are then trading, if any, or if shares were not traded on such date, then on the closest preceding date on which a trade occurred, or (ii) if the Common Stock is not publicly traded, the value of a share of Common Stock as established by the Committee acting in good faith; provided, that any determination of Fair Market Value shall be made in compliance with Section 409A of the Code and any other applicable, statutory and regulatory guidelines.

1.24 Grantee. “Grantee” shall mean an officer, Employee, Independent Director, advisor or consultant granted an Award pursuant to the terms of this Plan.

1.25 Incentive Stock Option. “Incentive Stock Option” shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

1.26 Independent Director. “Independent Director” shall mean a member of the Board who is not an Employee of the Company.

1.27 Non-Qualified Stock Option. “Non-Qualified Stock Option” shall mean an Option which is not an Incentive Stock Option, including any Option determined by the Committee not to constitute an Incentive Stock Option.

1.28 Option. “Option” shall mean a stock option granted under Article III of this Plan. An Option granted under this Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Directors, consultants and advisors shall be Non-Qualified Stock Options.

1.29 Optionee. “Optionee” shall mean an Employee, consultant, advisor or Independent Director granted an Option under this Plan.

1.30 Performance Award. “Performance Award” shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article VIII of this Plan. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended to so qualify.

1.31 Performance Goals. “Performance Goals” shall mean with respect to any designated performance period as defined in Article VIII one or more Performance Measures established by the Committee prior to the beginning of such performance period or within such period after the beginning of the performance period as shall meet the requirements to be considered “pre-established objective performance goals” for purposes of the regulations issued under Section 162(m). Such Performance Goals may be particular to a Grantee or may be based, in whole or in part, on the performance of the division, department, line of business, Subsidiary, or other business unit, whether or not legally constituted, in which the Grantee works or on the performance of the Company generally.

1.32 Performance Measures. “Performance Measures” shall include, but not be limited to (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, Subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Measure and any targets with respect thereto determined by the Committee shall be based on achievement of an objectively determinable performance goal. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may provide in the case of an Award intended to qualify for such exception that one or more of the Performance Measures applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Measure(s). Prior to the grant, exercisability, vesting, payment or full enjoyment of the Performance Award, as the case may be, the Committee will determine whether the Performance Measures have been attained and such determination will be conclusive. If the Performance Measures are not attained, no other Award will be provided in substitution of the Performance Award with respect to which such Performance Measures have not been met.

1.33 Plan. “Plan” shall mean this 2006 Incentive Plan, as amended and restated and amended from time to time.

1.34 Reporting Person. “Reporting Person” shall mean: (i) any director or officer of the Company in the event that the Company is an issuer with a class of equity securities registered pursuant to Section 12 of the Exchange Act; and (ii) any beneficial owner of greater than 10% of a class of the Company’s equity securities registered under Section 12 of the Exchange Act, as determined by voting or investment control over the securities pursuant to Exchange Act Rule 16a-1(a)(l).

1.35 Restricted Stock. “Restricted Stock” shall mean Common Stock awarded under and subject to restrictions as provided in Article VI of this Plan.

1.36 Restricted Stock Unit. “Restricted Stock Unit” shall mean a notional account representing a share of Restricted Stock.

1.37 Retirement. “Retirement” shall mean when Grantee is fifty-five (55) or older and has been employed by the Company for five (5) or more years after the date of the Company’s initial public offering and such Grantee terminates employment for no other reason.

1.38 Rule 16b-3. “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

1.39 Section 162(m). “Section 162(m)” means Section 162(m) of the Code, including the Treasury regulations thereunder and other applicable Internal Revenue Service guidance.

1.40 Stock Payment. “Stock Payment” shall mean (1) a payment in the form of shares of Common Stock, or (2) a right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that would otherwise become payable to an Employee, consultant, Independent Director or advisor in cash, awarded under Article X of this Plan.

1.41 Subsidiary. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.42 Termination of Directorship. “Termination of Directorship” shall mean the time when a Grantee who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship.

1.43 Termination of Employment. “Termination of Employment” shall mean the time when the employee-employer relationship between the Grantee and the Company or any Subsidiary is terminated for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment, continuing employment or retention as a consultant or advisor of a Grantee by the Company or any Subsidiary, (ii) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former Employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Employment; provided, however, that, with respect to Incentive Stock Options, a leave of absence, change in status from an Employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purpose of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said section. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate an Employee’s employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

The date of the termination of a Grantee’s service for any reason shall be determined by the Committee in its sole discretion. For purposes of the Plan, however, the following events shall not be deemed a termination of service of a Grantee: (i) a transfer of service from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another Subsidiary; or (ii) a leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Grantee’s right to employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board otherwise so provides in writing; provided, however, that if the Grantee fails to resume his or her active service to the Company upon the completion of such leave of absence, then the Committee may, to the extent permitted by applicable law, deem such Grantee’s service to have terminated as of the commencement of such leave of absence. For purposes of the Plan, employees of a Subsidiary shall be deemed to have terminated their service on the date on which such Subsidiary ceases to be a Subsidiary.

The Committee shall have full authority to determine and specify in the applicable Award Agreement the effect, if any, that a Grantee’s termination of service for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an outstanding award.

ARTICLE II

SHARES SUBJECT TO PLAN

2.1 Shares Subject to Plan. The shares of stock subject to Awards under this Plan shall be the Company’s Common Stock. The aggregate number of such shares of Common Stock, which may be issued upon exercise of Options or Stock Appreciation Rights or upon any other Awards under the Plan, shall not exceed ~~6,900,000~~ 11,650,000 (“Share Authorization”), subject to adjustment as provided in Section 12.11. The maximum number of shares of Common Stock of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be 6,000,000. The shares of Common Stock issuable upon exercise of Options or Stock Appreciation Rights or upon grant of any other Award may be either previously authorized but unissued shares or treasury shares.

2.2 Share Usage. Shares of Common Stock covered by an Award shall be counted as used as of the date of grant. Any shares of Common Stock related to Awards under this Plan which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of shares of Common Stock, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving shares of Common Stock, shall be available again for grant under this Plan. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), such tendered shares of Common Stock shall again be available for grant under this Plan. Furthermore, if a Stock Appreciation Right is exercised and settled in shares of Common Stock, the difference between the total shares of Common Stock exercised and the net shares of Common Stock delivered shall again be available for grant under this Plan, with the result being that only the number of shares of Common Stock issued upon exercise of a Stock Appreciation Right are counted against the Shares available.

2.3 Limits on Individual Grants. The following limits on individual Awards shall apply:

(a) The maximum number of shares of Common Stock subject to Options granted to any Grantee, and that may be granted as Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock, or other stock based Award made pursuant to Section 10.4 to any Grantee shall not exceed an aggregate of ~~6,900,000~~ 11,650,000 in any 12 month period.

(b) No more than $4,000,000 may be paid to any individual in any 12 month period pursuant to an Award other than as listed in Section 2.3(a).

ARTICLE III

GRANTING OF OPTIONS

3.1 Eligibility. Any officer, Employee, consultant, advisor or Independent Director shall be eligible to be granted an Option; provided, however, that only officers and Employees may be granted Incentive Stock Options.

3.2 Granting of Options. The Committee shall from time to time, in its absolute discretion:

(a) Select which Eligible Grantees shall be granted Options;

(b) Determine the number of shares subject to such Options;

(c) Determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code; and

(d) Determine the terms and conditions of such Options, consistent with this Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m).

(e) The Committee shall instruct the Secretary of the Company to issue such Options and may impose such conditions on the grant of such Options as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an Option that the Optionee surrender for cancellation some or all of the unexercised Options, awards of Restricted Stock or Deferred Stock, Performance Awards, Dividend Equivalent Rights, Stock Payments or other awards or rights which have been previously granted to him or her under this Plan or otherwise. Such grant or other Award may contain such terms and conditions as the Committee deems appropriate and shall be exercisable in accordance with its terms, subject to statutory and regulatory compliance.

3.3 Special Rules Applicable to Incentive Stock Options.

(a) No person may be granted an Incentive Stock Option under this Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary unless the exercise price per share is not less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the grant date of the Incentive Stock Option and the term does not exceed five (5) years measured from such grant date.

(b) No Incentive Stock Option shall be granted unless such Option, when granted, qualifies as an “incentive stock option” under Section 422 of the Code. No Incentive Stock Option shall be granted to any person who is not an Employee.

(c) Any Incentive Stock Option granted under this Plan may be modified by the Committee to disqualify such option from treatment as an “incentive stock option” under Section 422 of the Code.

(d) To the extent that the aggregate Fair Market Value of a Share of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code and subject to the provisions of Section 3.4 of this Plan and the Company shall issue separate certificates to the Grantee with respect to Options that are Non-Qualified Options and Options that are Incentive Stock Options. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 3.3(d), the Fair Market Value of stock shall be determined as of the time the Option with respect to such Common Stock is granted.

3.4 Substitute Options. In the event that the Company or any Subsidiary consummates a transaction described in Section 424(a) of the Code (relating to the acquisition of property or stock from an unrelated corporation), individuals who become employees of the Company or any Subsidiary on account of such transaction may be granted Incentive Stock Options in substitution for options granted by their former employer, subject to the requirements of Section 409A of the Code. The Committee, in its sole discretion and consistent with Sections 409A and 424(a) of the Code, shall determine the exercise price of such substitute Options.

ARTICLE IV

TERMS OF OPTIONS

4.1 Option Agreement. Each Option shall be evidenced by an Award Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan. Award Agreements evidencing Options intended to qualify as performance-based compensation as described in Section l62(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. Any Award Agreement may require that the Grantee agree to be bound by any stockholders’ agreement among all or certain stockholders of the Company that may be in effect at the time of either the grant of an Award or the exercise of an Option, if applicable, or certain provisions of any such agreement that may be specified by the Committee.

4.2 Option Price. The Option price for each grant of an Option shall be set by the Committee and shall be specified in the applicable Award Agreement; provided, however, that (i) in the case of Non-Qualified Stock Options, such price shall be no less than 100% of the Fair Market Value of a share of Common Stock on the date such Non-Qualified Stock Option is granted, and (ii) in the case of Options intended to qualify as Incentive Stock Options or as performance-based compensation as described in Section 162(m)(4)(C) of the Code such price shall be no less than 100% of the Fair Market Value of a share of Common Stock on the date such Incentive Stock Option is granted (110% of the Fair Market Value of a share of Common Stock on the date such Incentive Stock Option is granted in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary).

4.3 Option Term. The term of an Option shall be set by the Committee in its discretion; provided, however, that, in the case of Incentive Stock Options, the term shall not be more than ten (10) years from the date the Incentive Stock Option is granted, or five (5) years from such date if the Incentive Stock Option is granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

4.4 Option Vesting and Exercisability. Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant. The Committee may provide, in its discretion, that any Stock Option shall be exercisable only in installments, and the Committee may waive such installment exercise provisions at any time in whole or in part based on such factors as the Committee may determine, in its sole discretion, including but not limited to in connection with any Change in Control of the Company, as defined in Article 12 herein. Notwithstanding the foregoing, the Committee may accelerate (i) the vesting of any Option (including an Incentive Stock Option) and (ii) the date on which any Option first becomes exercisable. An Incentive Stock Option shall not be exercisable until such Incentive Stock Option is vested.

4.5 Expiration of Options. A Grantee’s Options shall expire as set forth in the applicable Award Agreement. Notwithstanding anything to the contrary in the Plan, if the Committee determines after the Grantee’s Termination of Employment that the Grantee has engaged in conduct constituting Cause (whether before or after such Termination of Employment), the Grantee’s Options shall terminate immediately to the extent not exercised in accordance with the terms of this Agreement.

ARTICLE V

EXERCISE OF OPTIONS

5.1 Partial Exercise. An exercisable Option may be exercised in whole or in part, as determined by the Committee on the date of grant. However, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

5.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or the Secretary’s office:

(a) A written notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is to be exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion thereof;

(b) Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 5.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full cash payment to the Secretary of the Company for the shares of Common Stock with respect to which the Option, or portion thereof, is exercised. However, at the discretion of the Committee and subject to compliance with applicable statutory and regulatory guidance, the terms of the Option and related Award Agreement may (i) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment through any combination of cash, the delivery shares or surrender of shares; or (iv) if the Common Stock is then traded on a national securities exchange, allow payment by delivery of an irrevocable undertaking, satisfactory in form and substance to the Company, by a creditworthy securities broker to sell shares of Common Stock issuable upon the exercise of the Option or portion thereof and to deliver promptly to the Company, the proceeds of such sale in an amount necessary and sufficient to fund the aggregate exercise price and any applicable withholding or employment taxes, or allow payment by delivery by the Optionee to the Company of a copy of irrevocable instructions, satisfactory in form and substance to the Company, to a creditworthy securities broker to sell shares of Common Stock issuable upon the exercise of the Option or portion thereof and to deliver promptly to the Company the proceeds of such sale in an amount necessary and sufficient to fund the aggregate exercise price and any applicable withholding or employment taxes.

5.3 Conditions to Issuance of Stock Certificate. The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience;

(e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding or employment tax; and

(f) Compliance with the terms of this Plan and any other applicable agreements pertaining to the Award.

5.4 Rights as Stockholders. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of an Option unless and until certificates representing such shares have been issued by the Company to such holders and such holder has entered into any applicable stockholder agreement, as determined by the Committee in its sole discretion.

5.5 Ownership and Transfer Restrictions. In addition to the restrictions set forth in Section 12.1 of this Plan, the Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Option Award Agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Optionee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (i) two (2) years from the date the Option was granted or (ii) one (1) year after the transfer of such shares to the Optionee. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to be given prompt notice of disposition.

ARTICLE VI

AWARD OF RESTRICTED STOCK AND STOCK UNITS

6.1 Award of Restricted Stock.

(a) The Committee shall from time to time, in its absolute discretion, select which Eligible Grantees shall be awarded Restricted Stock or Restricted Stock Units, and determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock or Restricted Stock Units, consistent with this Plan.

(b) The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock or Restricted Stock Units, including any consideration required by applicable law. Awards of Restricted Stock or Restricted Stock Units may be made for no consideration (other than par value of the shares which is deemed paid by services already rendered). The Committee shall instruct the Secretary of the Company to issue such Restricted Stock or Restricted Stock Units, and may impose such conditions on the issuance of such Restricted Stock or Restricted Stock Units, as it deems appropriate.

6.2 Restricted Stock Agreement. Restricted Stock and Restricted Stock Unit grants shall be issued only pursuant to a written Award Agreement, which shall be executed by the Grantee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan.

6.3 Rights as Stockholders. Upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 6.5, the Grantee of a Restricted Stock Award shall have, unless otherwise provided by the Committee, all the rights of a stockholder with respect to said shares, subject to the restrictions set forth in the applicable Award Agreement and any applicable stockholder agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to shares of Common Stock shall be subject to the restrictions set forth in Section 6.4.

6.4 Restriction. All shares of Restricted Stock and Restricted Stock Units issued under this Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of applicable Award Agreement, be subject to such restrictions as the Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that by a resolution adopted after the Restricted Stock or Restricted Stock Unit is granted, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the applicable Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

6.5 Escrow. The Secretary of the Company or such other escrow holder as the Committee may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the applicable Award Agreement with respect to the Restricted Stock evidenced by such certificate expire or shall have been removed.

6.6 Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Committee shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under applicable Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 Grant of SARs. Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”) in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

7.2 Exercise Price. The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined; provided, that, such exercise price shall be no less than 100% of the Fair Market Value of a share of Common Stock on the date such SAR is granted. An SAR granted in tandem with an Option shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option may be granted at such exercise prices as the Committee may determine.

7.3 Treatment of Dividend Rights. No SAR shall include a right to dividends between the date of grant and date of exercise in the absence of a separate agreement.

7.4 Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement which may be cash or shares of Common Stock, method by or forms in which shares of Common Stock will be delivered or deemed to be delivered to Grantees, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

ARTICLE VIII

PERFORMANCE AND ANNUAL INCENTIVE AWARDS

8.1 Performance Conditions. The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other performance measures as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 8.2 hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Section 162(m). If and to the extent required under Section 162(m), any power or authority relating to a Performance Award or Annual Incentive Award intended to qualify under Section 162(m) shall be exercised by the Committee and not the Board. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Grantees who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Grantees and a maximum for any one Grantee.

8.2 Performance or Annual Incentive Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance or Annual Incentive Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m), the grant, exercise and/or settlement of such Performance or Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 8.2.

(a) Performance Goals Generally. The Performance Goals for Performance Awards or Annual Incentive Awards shall consist of one or more Performance Measures and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8.2. Performance Goals shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of Performance Goals being “substantially uncertain.” The Committee may determine that Performance Awards or Annual Incentive Awards shall be granted, exercised and/or settled upon achievement of any one Performance Goal or that two or more of the Performance Goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards or Annual Incentive Awards. Performance Goals may differ for Performance Awards or Annual Incentive Awards granted to any one Grantee or to different Grantees.

(b) Timing For Establishing Performance Goals. Performance Goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards or Annual Incentive Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m).

(c) Performance or Annual Incentive Award Pool. The Committee may establish a Performance Award or Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards or Annual Incentive Awards.

(d) Settlement of Performance or Annual Incentive Awards; Other Terms. Settlement of such Performance Awards or Annual Incentive Awards shall be in cash, shares of Common Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Performance Awards or Annual Incentive Awards. The Committee shall specify the circumstances in which Performance Awards or Annual Incentive Awards shall be paid or forfeited in the event of the Grantee’s Termination of Employment prior to the end of a performance period or settlement of the Performance or Annual Incentive Awards.

8.3 Written Determinations. All determinations by the Committee as to the establishment of Performance Goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of Performance Goals relating to Performance Awards, and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards, shall be made in writing in the case of any Award intended to qualify under Section 162(m). To the extent required to comply with Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

8.4 Status of Awards Under Section 162(m). It is the intent of the Company that Performance Awards and Annual Incentive Awards under Section 8.2 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of section 162(m). Accordingly, the terms of Section 8.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m). The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any Award Agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

ARTICLE IX

PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding between the Grantee and the Company or any Affiliate that modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Award held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, ~~then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.~~ then any reduction shall occur in a manner necessary to provide the Grantee with the greatest economic benefit. If more than one manner of reduction of payments yields the greatest economic benefit, the payments and benefits shall be reduce pro rata.

ARTICLE X

UNRESTRICTED AND DEFERRED STOCK, DIVIDEND EQUIVALENT RIGHTS, OR OTHER AWARDS

10.1 Dividend Equivalents. Any Eligible Grantee selected by the Committee may be granted Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Common Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee as a component of another Award or as a freestanding Award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend Equivalent Rights credited to the holder of a Dividend Equivalent Right may be paid currently, may be accrued and paid at a later date subject to completion of a vesting condition or may be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at the Fair Market Value of a share of Common Stock on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Common Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

10.2 Unrestricted Stock. The Committee may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Committee) an Unrestricted Stock Award to any Grantee pursuant to which such Grantee may receive shares of Common Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

10.3 Deferred Stock. Any Eligible Grantee selected by the Committee may be granted an Award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the market value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Committee. Common Stock underlying a Deferred Stock Award will not be issued until the Deferred Stock Award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued.

10.4 Other Stock Based Awards. The Committee shall have the right to grant such Awards based upon the Common Stock having terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of warrants to purchase Common Stock.

10.5 Form of Agreement. Each Award granted pursuant to this Article X shall be evidenced by an Award Agreement, which shall be executed by the Grantee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with this Plan, including the term of the Award and payment on exercise and vesting.

ARTICLE XI

ADMINISTRATION

11.1 Compensation Committee. The Compensation Committee (or a subcommittee of the Board assuming the functions of the Committee under this Plan) shall consist of two (2) or more Directors appointed by and holding office at the pleasure of the Board. To the extent applicable, the members of the Committee shall each be an “outside director” as defined under Section 162(m). Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

To the extent applicable, during the period any Independent Director is serving on the Committee, he or she shall not (i) be an officer of the Company or a parent or Subsidiary of the Company, or otherwise currently employed by the Company or a parent or Subsidiary of the Company; (ii) receive compensation, either directly or indirectly, from the Company or a parent or Subsidiary of the Company for services rendered as a consultant or in any capacity other than as a Director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Rule 404(a) of the Exchange Act; (iii) possess an interest in any other transaction for which disclosure would be required pursuant to Rule 404(a); and (iv) be engaged in a business relationship for which disclosure would be required pursuant to Rule 404(b). The requirements of this subsection are intended to comply with Rule 16b-3 under Section 16 of the Exchange Act or any successor rule or regulation, and shall be interpreted and construed in a manner which assures compliance with said Rule. To the extent said Rule 16b-3 is modified to reduce or increase the restrictions on who may serve on the Committee, the Plan shall be deemed modified in a similar manner.

11.2 Duties and Powers of Committee. The Committee shall be responsible for the administration of the Plan. The Committee shall select the Grantees to receive Awards and determine the terms and conditions of such Awards. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Grantees who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Grantees and a maximum for any one Grantee. It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan and the agreements pursuant to which Awards are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any Awards need not be the same with respect to each Grantee. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan except with respect to matters which under Rule 16b-3 or Section 162(m), or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. In this regard, to the extent that the guidelines pursuant to Section 162(m) are applicable, not only will the Committee consist solely of two or more outside directors but the Committee shall be required to certify that any Performance Goals and/or other material terms associated with any Award have been satisfied prior to the payment of any Award pursuant to Article VIII.

11.3 Majority Rule. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

11.4 Expense Reimbursement; Professional Assistance; Good Faith Actions. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Grantees, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any Award under this Plan and the Committee and the Board shall be fully protected and indemnified by the Company in respect of any such action, determination or interpretation.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Not Transferable. Except as otherwise provided in an Award Agreement, Awards under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest nor shall it be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided however, that this Section 12.1 shall not prevent (1) transfers by will or by the applicable laws of descent and distribution, or (2) the designation of a beneficiary to exercise any Option or other right or award (or any portion thereof) granted under the Plan after the Grantee’s death.

During the lifetime of the Grantee, only the Grantee may exercise an Option or other Award (or any portion thereof) granted under the Plan. After the death of the Grantee, any exercisable portion of an Option or other Award may, subject to the terms of such Option or other Award, be exercised by the Grantee’s personal representative or by any person empowered to do so under a beneficiary designation, under a will or under the then applicable laws of descent and distribution.

12.2 Amendment, Suspension or Termination of this Plan. This Plan shall terminate on the tenth anniversary of the Board’s adoption of this Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee. However, without approval of the Company’s stockholders given within twelve months before or after the action by the Committee, no action of the Committee may, except as provided in Section 12.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under this Plan, increase the per-Grantee limitations in Section 2.3 or change the class of employee entitled to participate in the Plan, and no action of the Committee may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of this Plan shall, without the consent of the holder, alter or impair any rights or obligations under any Award granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of this Plan, and in no event may any Incentive Stock Option be granted under this Plan after the first to occur of the following events:

(a) The expiration of ten years from the date the Plan is adopted by the Board; or

(b) The expiration of ten years from the date the Plan is last approved by the Company’s stockholders under Section 12.3.

12.3 Approval of Plan by Stockholders. This Plan will be submitted for the approval of the Company’s stockholders within twelve months after the date of the Board’s initial adoption of this Plan. Options, Performance Awards, Dividend Equivalent Rights, Stock Payments or other Awards may be granted and Restricted Stock, Restricted Stock Units, or Deferred Stock may be awarded prior to such stockholder approval, provided that such Options, Performance Awards, Dividend Equivalent Rights, Stock Payments or other awards shall not be exercisable and such Restricted Stock, Restricted Stock Units, or Deferred Stock shall not vest prior to the time when this Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve (12) month period, all Options, Performance Awards, Dividend Equivalent Rights, Stock Payments or other awards previously granted and all Restricted Stock, Restricted Stock Units, or Deferred Stock previously awarded under this Plan shall thereupon be canceled and become null and void. This Plan shall be submitted to the Company’s stockholders for approval upon any amendment and restatement or amendment of this Plan requiring stockholder approval, as determined by the Committee.

12.4 Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, any Award granted or awarded, to an Employee or Director who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule, and this Plan shall be deemed amended to the extent necessary to conform to such limitations. Furthermore, notwithstanding any other provision of this Plan, any Option or other Awards intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) (including any amendments to Section 162(m)) or any Treasury regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

12.5 Effect of Plan Upon Options and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Grantee under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Grantee’s benefit. Nothing in this Plan shall be construed to limit the right of the Company (1) to establish any other forms of incentives or compensation for Employees of the Company or any Subsidiary or (2) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, firm or association.

12.6 Compliance with Laws. This Plan, the granting and vesting of Awards under this Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan or under such Awards made hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements and the requirements of the Code) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards made hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.7 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

12.8 Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

12.9 Change in Control. Notwithstanding any other provision of the Plan, and the provisions of any particular Award Agreement, in the event of any Change in Control (as defined below) of the Company, and in anticipation thereof if required by the circumstances, the Board, in its sole discretion (and in addition to or in lieu of any actions permitted to be taken by the Company under the terms of any particular Award Agreement), may, on either an overall or a Grantee by Grantee basis, (i) accelerate the exercisability, prior to the effective date of such Change in Control, of any outstanding Options and SARs (and terminate the restrictions applicable to Restricted Stock Units and any shares of Restricted Stock), (ii) upon written notice, provide that any outstanding

Options and SARs must be exercised, to the extent then exercisable, within a specified number of days after the date of such notice, at the end of which period such Options shall terminate, (iii) if there is a surviving or acquiring entity, and subject to the consummation of such Change in Control, cause that entity or a Subsidiary of that entity to grant replacement awards having such terms and conditions as the Board determines to be appropriate in its sole discretion, upon which replacement the replaced Awards shall be terminated or cancelled, as the case may be, (iv) terminate any outstanding Awards and make such payments, if any, therefor (or cause the surviving or acquiring entity to make such payments, if any, therefor) as the Board determines to be appropriate in its sole discretion (including, without limitation, with respect to only the then exercisable portion of such Options and SARs based on the Fair Market Value of the underlying shares of Common Stock as determined by the Board in good faith), upon which termination such Options and SARs shall immediately cease to have any further force or effect, (v) repurchase (or cause the surviving or acquiring entity to purchase) any shares of Restricted Stock for such amounts, if any, as the Board determines to be appropriate in its sole discretion (including, without limitation, an amount with respect to only the vested portion of such shares (i.e., the portion that is not then subject to forfeiture or repurchase at a price less than their value), based on the Fair Market Value of such vested portion as determined by the Board in good faith), upon which purchase the holder of such shares shall surrender such shares to the purchaser, or (vi) take any combination (or none) of the foregoing actions. A “Change in Control” shall mean and include any of the following:

(a) consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company;

(b) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;

(c) the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the voting securities of the Company other than as a result of (i) an acquisition of securities directly from the Company or (ii) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities; or

(d) a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not Continuing Directors; or

(e) the liquidation or dissolution of the Company.

12.10 Withholding. Requirements and Arrangements.

(a) Options and SARs. In the case of any Option or SAR, the Committee may require the Grantee to remit to the Company an amount sufficient to satisfy the federal, state and local withholding and employment tax obligations of the Company with respect to the exercise of such Option (or make other arrangements satisfactory to the Committee with regard to such taxes, including withholding from regular cash compensation, providing other security to the Company, or remitting or foregoing the receipt of shares of Common Stock having a Fair Market Value on the date of delivery sufficient to satisfy such minimum statutory obligations) prior to the delivery of any shares in respect of such Option or SAR.

(b) Restricted Stock. In the case of any shares of Restricted Stock that are “substantially vested” (within the meaning of Treasury Regulations Section 1.83-3(b)) upon issuance, the Committee may require the Grantee to remit to the Company an amount sufficient to satisfy the federal, state or local withholding and employment tax requirements (or make other arrangements satisfactory to the Company with regard to such taxes, including withholding from regular cash compensation, providing other security to the Company, or remitting or foregoing the receipt of shares of Common Stock having a Fair Market Value on the date of delivery sufficient to satisfy such minimum statutory obligations) prior to the issuance of any such shares. In the case of any shares of Restricted Stock that are not “substantially vested” upon issuance, if the Committee determines that under applicable law and regulations the Company could be liable for the withholding of any federal or state tax with respect to such shares of Common Stock, the Committee may require the Grantee to remit to the Company an amount sufficient to satisfy any such potential liability (or make other arrangements satisfactory to the Company with respect to such taxes, including withholding from regular cash compensation, providing other security to the Company, or remitting or foregoing the receipt of shares of Common Stock having a Fair Market Value on the date of delivery sufficient to satisfy such obligations) at the time such shares of Restricted Stock are delivered to the Grantee, at the time the Grantee makes an election under Section 83(b) of the Code with respect to such shares of Restricted Stock and/or at the time such shares become “substantially vested,” and to agree to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

(c) Other Awards. In the case of payment, whether in cash or shares of Common Stock, under any Award not specified in paragraphs (a) and (b) above, the Committee may require the Grantee to remit to the Company an amount sufficient to satisfy the federal, state and local withholding and employment tax obligations of the Company with respect to such payments (or make other arrangements satisfactory to the Committee with regard to such taxes, including withholding from regular cash compensation, providing other security to the Company, or remitting or foregoing the receipt of shares of Common Stock having a Fair Market Value on the date of delivery sufficient to satisfy such minimum statutory obligations) prior to the delivery of any cash or shares of Common Stock in respect of such Award, if any.

(d) Retention of Shares. With respect to any Grantee subject to Section 16(a) of the Exchange Act, any retention of shares of Common Stock by the Company to satisfy a tax obligation with respect to such Grantee shall be made in compliance with any applicable requirements of Rule 16b-3(e) or any successor rule under the Exchange Act.

(e) Offset Against Payments. The Company may, to the extent permitted by law, deduct any tax obligations of a Grantee from any payment of any kind otherwise due to the Grantee hereunder.

12.11 Adjustments. Upon the happening of any of the following described events, a Grantee’s rights with respect to Awards granted hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the Award Agreement:

(a) Stock Splits and Recapitalizations. In the event the Company issues any of its shares of Common Stock as a stock dividend upon or with respect to the shares, or in the event shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares, or if, upon a merger or consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, shares of Common Stock shall be exchanged for other securities of the Company, securities of another entity, cash or other property, each Grantee upon exercising an Option (for the purchase price to be paid under the Option) shall be entitled to purchase such number of shares, other securities of the Company, securities of such other entity, cash or other property as the Grantee would have received if the Grantee had been the holder of the shares with respect to which the award is exercised at all times between the grant date of the Award and the date of its exercise, and appropriate adjustments shall be made in the purchase price per share. In determining whether any Award granted hereunder has vested, appropriate adjustments will be made for distributions and transactions described in this Section 12.11(a). The Committee shall adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property, or any other event if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan, including adjustments of the limitations in Sections 2.1 and 2.3 on the maximum number and kind of shares which may be issued. Where an adjustment of the type described above is made to an Incentive Stock Option under this Section 12.11, the adjustment will be made in a manner which will not be considered a “modification” under the provisions of subsection 424(h)(3) of the Code.

(b) Restricted Stock. If any person owning Restricted Stock receives new or additional or different shares or securities (“New Securities”) in connection with a corporate transaction or stock dividend described in Section 12.11(a) as a result of owning such Restricted Stock, the New Securities shall be subject to all of the conditions and restrictions applicable to the Restricted Stock with respect to which such New Securities were issued. Notwithstanding the foregoing, any adjustment under this Section 12.11(b) shall not be permitted to the extent that the individual award or this Plan, in general, would constitute deferred compensation subject to Section 409A of the Code unless the Award Agreement sets forth the terms and conditions necessary to comply with the requirements of Section 409A of the Code.

(c) Fractional Shares. No fractional shares of Common Stock shall be issued under the Plan. Any fractional shares of Common Stock which, but for this Section 12.11(c), would have been issued shall be deemed to have been issued and immediately sold to the Company for their Fair Market Value, and the Grantee shall receive from the Company cash in lieu of such fractional shares of Common Stock.

(d) Further Adjustment. Upon the happening of any of the events described in Sections 12.11(a) or 12.11(b), the class and aggregate number of shares set forth in Section 2.1 hereof that are subject to Awards which previously have been or subsequently may be granted under the Plan, and the number of shares set forth in Section 2.3 hereof that may be granted to a Grantee in any year shall be appropriately adjusted to reflect the events described in such Sections.

(e) Assumption of Options Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant awards under the Plan in substitution for stock and stock based awards issued by such entity or a subsidiary thereof, as long as such substitute awards will not constitute a deferral of compensation under Section 409A of the Code. Notwithstanding the foregoing, to the extent that the Committee determines that any such substitute award shall constitute a deferral of compensation under Section 409A of the Code, such award shall be accompanied with a written award agreement which shall set forth the terms and conditions required to comply with the requirements of Section 409A of the Code. The substitute awards shall be granted on such terms and conditions as the Committee considers appropriate in the circumstances. The awards so granted shall not reduce the number of shares that would otherwise be available for awards under the Plan. Notwithstanding the foregoing, in the event of such a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination, or other adjustment or event which results in shares of Common Stock being exchanged for or converted into cash, securities or other property, the Company will have the right, subject to applicable statutory and regulatory guidance, including but not limited to Section 409A of the Code, to terminate this Plan as of the date of the exchange or conversion, in which case all options, rights and other awards under this Plan shall become the right to receive such cash, securities or other property, net of any applicable exercise price.

12.12 Other Transfer Restrictions. Notwithstanding any other provision of the Plan, in order to qualify for the exemption provided by Rule 16b-3 under the Exchange Act, and any successor provision, (i) any Restricted Stock offered under the Plan to a Grantee subject to Section 16 of the Exchange Act (a “Section 16 Grantee”) may not be sold for six (6) months after acquisition and (ii) any Option or other similar right related to an equity security issued under the Plan shall not be transferable except in accordance with the rules under Section 16 of the Exchange Act, subject to any other applicable transfer restrictions under the Plan or the Award Agreement. The Committee shall have no authority to take any action if the authority to take such action, or the taking of such action, would disqualify a transaction under the Plan from the exemption provided by Rule 16b-3 under the Act, or any successor provision.

12.13 Certain Indebtedness to the Company. No Option or other Award may be exercised at any time after the Committee has determined, in good faith, that the Grantee is indebted to the Company or any Subsidiary for advances of salary, advances of expenses, recoverable draws or other amounts unless and until either (a) such indebtedness is satisfied in full or (b) such condition is waived by the Committee. The period during which any Option or other Award may by its terms be exercised shall not be extended during any period in which the Grantee is prohibited from such exercise by the preceding sentence, and the Company shall have no liability to any Grantee, or to any other party, if any Option or other Award expires unexercised in whole or in part during such period or if any Option that is intended to be an Incentive Stock Option is deemed to be an Non-Qualified Option because such Option is not exercised within three (3) months after the Grantee’s Termination of Employment with the Company or a Subsidiary.

12.14 Foreign Nationals. Awards may be made to Grantees who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

12.15 No Right to Employment. No person shall have any claim or right to be granted an Award. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

12.16 Authorization of Sub Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Grantees within the affected jurisdiction, and the Company shall not be required to provide copies of any supplement to Grantees in any jurisdiction which is not the subject of such supplement.

12.17 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.18 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

12.19 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares of Common Stock may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

12.20 Unfunded Plan. Grantees shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Grantee, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

12.21 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

12.22 Special Provisions Relating to Section 409A of the Code. Unless otherwise indicated in the applicable Award Agreement, it is not intended that any Award under this Plan, in form and/or operation, will constitute “deferred compensation” within the meaning of Section 409A of the Code and therefore, each Award is intended to be exempt from the requirements applicable to deferred compensation under Section 409A of the Code and the regulations thereunder.

(a) Awards that are not intended to constitute deferred compensation. With respect to an Award that is not intended to constitute deferred compensation within the meaning of Section 409A of the Code, (i) to the extent necessary and permitted under Section 409A of the Code, the Company is authorized to amend this Plan or applicable Award Agreement or to substitute such Award with another Award of comparable economic value so that the Award as modified or substituted and/or the Plan as modified, remains exempt from the requirements applicable to deferred compensation under Section 409A of the Code and (ii) the Committee shall take no action otherwise permitted under the Plan or under an Award Agreement to the extent such action shall cause such Award to be treated as deferred compensation within the meaning of Section 409A of the Code. The Committee, in its sole discretion, shall determine to what extent, if any, this Plan or applicable Award Agreement shall be required to be so modified or substituted. Notwithstanding any provision to the contrary, such modification or substitution shall be made without prior notice to or consent of Grantees.

(b) Awards that constitute deferred compensation. With respect to an Award that constitutes deferred compensation within the meaning of Section 409A by form or operation (including, but not limited to, an Award referenced under paragraph (a) above that the Committee determines is a form of deferred compensation), (i) to the extent necessary the Company is authorized to amend this Plan or applicable Award Agreement or to substitute such Award with another Award of comparable economic value so that the Award as modified or substituted and/or the Plan as modified, complies with the requirements applicable to deferred compensation under Section 409A of the Code and (ii) the Committee shall take no action otherwise permitted under the Plan or under an Award Agreement to the extent such action shall cause such Award to no longer comply with the requirements applicable to deferred compensation under Section 409A of the Code. The Committee, in its sole discretion, shall determine to what extent if any, this Plan or applicable Award Agreement shall be required to be so modified or substituted. Notwithstanding any provision to the contrary, such modification or substitution shall be made without prior notice to or consent of Grantees.

* * *

NewStar Financial, Inc.
Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on May 12, 2010.

The undersigned stockholder of NewStar Financial, Inc. (“NewStar”), hereby appoints Timothy J. Conway and John K. Bray, or either of them, with full power of substitution, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of NewStar to be held at 10:00 a.m. on May 12, 2010 at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, or at any adjournment thereof, on the proposals contained in the Notice of the Annual Meeting of Stockholders, with all powers the undersigned would possess if personally present at said meeting, or at the postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

(Continued, and to be signed on reverse side)

ADDRESS CHANGE / COMMENTS
AMERICAN STOCK TRANSFER
& TRUST COMPANY
6201 15TH AVENUE
BROOKLYN, NY 11219

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2010

This proxy statement and our annual report to security holders are available at http://www.rrdezproxy.com/2010/NewStarFinancial/

☐

▼  DETACH PROXY CARD HERE   ▼

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.
☒
Votes must be indicated (x) in Black or Blue ink.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of the proposals listed below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.

1. To elect nine directors:

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	FOR ALL EXCEPT* ☐

(Instructions: To withhold authority to vote for one or more individual nominees, mark the “FOR ALL EXCEPT*” box and write the name(s) of such nominee(s) in the space provided below.)

Nominees:	Charles N. Bralver, T. Kimball Brooker Jr., Timothy J. Conway, Bradley E. Cooper, Brian L.P. Fallon, Frank R. Noonan, Maureen P. O’Hara, Peter A. Schmidt-Fellner, Richard E. Thornburgh

Exceptions*	________________________________________________

2. To approve the amendment to the 2006 Incentive Plan, as amended and restated:

FOR	☐	AGAINST	☐	ABSTAIN	☐

3. To approve the grant to the Board of Directors the discretionary authority to effect a reverse stock split:

FOR	☐	AGAINST	☐	ABSTAIN	☐

4. To ratify the appointment of KPMG LLP as independent registered public accounting firm for the 2010 fiscal year:

FOR	☐	AGAINST	☐	ABSTAIN	☐

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N L I N E
Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Date	Co-Owner sign here